Exhibit 3.1

×—×•×§ ×”×—×‘×¨×•×ª, ×”×ª×©× ”×~ -1999 ×ª×§× ×•×Ÿ ×”×”×ª××’×“×•×ª ×©×œ ××™× ×•×•×™×– ×~×›× ×•×œ×•×’×™×•×ª ×‘×¢”×ž Innoviz Technologies Ltd. 1. ×©× ×”×—×‘×¨×” ×©× ×”×—×‘×¨×” ×‘×¢×‘×¨×™×ª ×”×•×: ××™× ×•×•×™×– ×~×›× ×•×œ×•×’×™×•×ª ×‘×¢”×ž ×©× ×”×—×‘×¨×” ×‘×× ×’×œ×™×ª ×”×•×: Innoviz Technologies Ltd. 2. ×ž×~×¨×•×ª ×”×—×‘×¨×” ×”×—×‘×¨×” ×ª×¢×¡×•×§ ×‘×›×œ ×¢×™×¡×•×§ ×—×•×§×™. 3. ×”×”×•×Ÿ ×”×¨×©×•× ×”×•×Ÿ ×”×ž× ×™×•×ª ×”×¨×©×•× ×©×œ ×”×—×‘×¨×” ×”×™× ×• 300,000,000 ×ž× ×™×•×ª, ×”×ž×—×•×œ×§×•×ª ×œ-(×) 204,870,390 ×ž× ×™×•×ª ×¨×’×™×œ×•×ª ×œ×œ× ×¢×¨×š × ×§×•×‘, (×‘) 23,255,810 ×ž× ×™×•×ª ×‘×›×•×¨×” × ×œ×œ× ×¢×¨×š × ×§×•×‘, (×’) 18,116,580 ×ž× ×™×•×ª ×‘×›×•×¨×” ×‘ ×œ×œ× ×¢×¨×š × ×§×•×‘, (×“) 3,454,440 ×ž× ×™×•×ª ×‘×›×•×¨×” ×‘-1 ×œ×œ× ×¢×¨×š × ×§×•×‘, (×”) 33,000,000 ×ž× ×™×•×ª ×‘×›×•×¨×” ×’ ×œ×œ× ×¢×¨×š × ×§×•×‘; ×•-(×•) 17,302,780 ×ž× ×™×•×ª ×‘×›×•×¨×” ×’-1 ×œ×œ× ×¢×¨×š × ×§×•×‘. 4. ××—×¨×™×•×ª ×‘×¢×œ×™ ×”×ž× ×™×•×ª ××—×¨×™×•×ª× ×©×œ ×‘×¢×œ×™ ×”×ž× ×™×•×ª ×ž×•×’×‘×œ×ª, ×‘××•×¤×Ÿ ×©×›×œ ×‘×¢×œ ×ž× ×™×•×ª ××—×¨××™ ×œ×¤×™×¨×¢×•×Ÿ ×”× ×ž×•×š ×ž×‘×™×Ÿ (×) 0.01 â,ª ×œ×›×œ ×ž× ×™×” ×‘×ž×•×—×–×§×ª ×¢×œ ×™×“×™×•, ×•-(×‘) ×”×¡×›×•× ××•×ª×• ×”×ª×—×™×™×‘ ×œ×©×œ× ×‘×’×™×Ÿ ×ž× ×™×•×ª×™×• ×•×~×¨× ×©×•×œ× (×›×›×œ ×©×§×™×™×). 5. ×”×¢×‘×¨×ª ×ž× ×™×•×ª, ×”×¦×¢×ª ×ž× ×™×•×ª ×•××’×¨×•×ª ×—×•×‘ ×œ×¦×™×‘×•×¨, ×ž×¡×¤×¨ ×‘×¢×œ×™ ×”×ž× ×™×•×ª 1.1. ×”×¢×‘×¨×ª ×ž× ×™×•×ª ×~×¢×•× ×” ××™×©×•×¨ ×›×ž×¤×•×¨×~ ×‘× ×¡×¤×— ×’ ×œ×ª×§× ×•×Ÿ ×–×”. 1.2. ××¡×•×¨ ×œ×—×‘×¨×” ×œ×”×¦×™×¢ ×ž× ×™×•×ª ×•/××• ××’×¨×•×ª ×—×•×‘ ×œ×¦×™×‘×•×¨. 1.3. ×ž×¡×¤×¨ ×‘×¢×œ×™ ×”×ž× ×™×•×ª ×œ× ×™×¢×œ×” ×¢×œ 50, ×ž×œ×‘×“ ×¢×•×‘×“×™ ×”×—×‘×¨×” ××• ×ž×™ ×©×”×™×• ×¢×•×‘×“×™×” ×•×‘×”×™×•×ª× ×¢×•×‘×“×™×” ×•××£ ×œ××—×¨ ×©×”×•×¤×¡×§×” ×¢×‘×•×“×ª× ×”× ×ž×•×¡×™×¤×™× ×œ×”×™×•×ª ×‘×¢×œ×™ ×ž× ×™×•×ª ×‘×—×‘×¨×”. 1.4. ×©× ×™×™× ××• ×™×•×ª×¨ ×©×™×© ×œ×”× ×™×—×“ ×ž× ×™×” ××• ×ž× ×™×•×ª ×‘×—×‘×¨×”, ×™×¨××• ××•×ª× ×›×‘×¢×œ ×ž× ×™×•×ª ××—×“. ×™×ª×¨ ×–×›×•×™×•×ª ×•×—×•×‘×•×ª ×‘×¢×œ×™ ×”×ž× ×™×•×ª ×™×”×™×• ×‘×”×ª×× ×œ×”×•×¨××•×ª ×”×ž×¦”×‘ ×›× ×¡×¤×— ×’ ×œ×ª×§× ×•×Ÿ ×–×”.

THE COMPANIES LAW—1999

A COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

INNOVIZ TECHNOLOGIES LTD.

EFFECTIVE AS OF OCTOBER 1, 2020

PRELIMINARY

1.	DEFINITIONS.

1.1.	Capitalized terms used in these Articles shall bear the meanings ascribed to such terms as set forth in this Article 2, unless inconsistent with the context:

TERM	DEFINITION

Affiliate	With respect to any person, is any other person, which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person. For the purposes of these Articles, “Control” shall mean with respect to any entity, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise, including without limitation the ownership of the majority of the voting stock of any such entity. The term “Controlled” shall have a correlative meaning.

Amiti	Amiti Fund II, L.P. and each of its Permitted Transferees that are successors to its shares.

Aptiv	Aptiv International Holdings S.a.r.l (previously Delphi International Holdings SÀRL) and each of its Permitted Transferees that is a successor to their shares.

Articles	These Amended and Restated Articles of Association as amended from time to time as provided for herein.

Auditors	The auditors of the Company.

Board of Directors	The Board of Directors of the Company.

Chairman	The Chairman of the Board of Directors, as may be appointed from time to time (if appointed).

CMS	SINO-BLR Industrial Investment Fund, L.P and each of its Permitted Transferees that are successors to its shares.

Companies Law	The Companies Law, 5759-1999, or any statutory re-enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Law shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time.

Companies Ordinance	The Companies Ordinance (New Version), 5743-1983, or any statutory re-enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Ordinance shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time.

Company	Innoviz Technologies Ltd.

Deemed Liquidation	(i) a sale or other conveyance of all or substantially all of the issued and outstanding shares of the Company to any person or entity (other than a reincorporation transaction whose sole purpose is the changing of the Company’s domicile in which the Company’s then current shareholders retain full ownership in the acquiring entity in accordance to their respective holdings just prior to such transaction), (ii) a sale, license (which has the same effect or economic impact as the disposition or sale of all or substantially all of the assets of the Company) or other disposition of all or substantially all of the assets of the Company, (iii) an exclusive license of all or substantially all of the Company’s intellectual property, or (iv) a merger of the Company in which the shareholders of the Company immediately prior to such merger do not hold a majority of the shares and voting rights of the surviving entity, or any transaction or series of related transactions in which a person or entity or group of person or entities acquire more than 50% of the issued and outstanding shares of the Company, on an as converted basis; provided, however, that a bona fide private equity financing of the Company whose purpose is the financing of the Company’s ongoing activities, shall not constitute a Deemed Liquidation.

Director(s)	The member(s) of the Board of Directors elected or appointed in accordance with these Articles holding office at any given time.

Distribution	Any distribution of dividends in cash or in kind and any Repurchase.

Entitled Holder	Each Shareholder holding shares of the Company reflecting at least 5% of the Company’s issued and outstanding shares, on an as converted basis, and each Entitled Investor.

Entitled Investor	Each Shareholder (excluding the Founders) holding Preferred Shares and/or Ordinary Shares actually issued upon conversion of Preferred Shares, reflecting at least 1.75% of the Company’s issued and outstanding Shares, on an as converted to Ordinary Shares basis, and the Fidelity Investors, for as long as the Fidelity Investors hold at least 0.5% of the Company’s issued and outstanding share capital on an as-converted basis.

Exempted Securities	Any securities issued: (i) to directors or employees of or consultants, contractors or advisors to, the Company or its wholly-owned subsidiaries (if any) in connection with their service to the Company or its wholly-owned subsidiaries, pursuant to a share incentive plan or agreement approved in advance by the Board of Directors with the affirmative vote of at least three of the Investor Directors; (ii) upon share splits, share dividend, reclassification, Recapitalization Event and similar events that apply proportionately to all outstanding shares; (iii) to a strategic investor, determined as such by the Board of Directors in good faith, with the affirmative vote of at least three of the Investor Directors, provided that all securities issued as exempted under this clause (iv) shall not exceed, in the aggregate, 2.5% of the Company’s issued and outstanding shares, on an as converted basis, at the time of issuance; (v) as part of an acquisition by the Company of another corporation or entity, as approved by the Board of Directors with the affirmative vote of at least three of the Investor Directors; (vi) with respect to which the Preferred Majority has resolved that such issuances shall be an issuance of an Exempted Security; (vii) as part of credit arrangements or debt or loan financing with Financial Institutions or other similar financial institutions, approved by the Board of Directors with the affirmative vote of at least three of the Investor Directors, provided that all securities issued as exempted under this clause (viii) shall not exceed, in the aggregate, 2.5% of the Company’s issued and outstanding shares, on an as converted basis, at the time of issuance; (ix) under the Series C-1 SPA to the investors listed therein, (x), upon conversion of any securities issued under clauses (i)—(ix) above; and (xi) in an IPO.

Financial Institution	Bank Institution, as such term is defined in the Banking (Licensing) Law, 5741-1981; and Institutional Body as such term is defined in the Control of Financial Services (Insurance) Law, 5741-1961.

First Closing	March 17, 2016.

Founders	Omer Keilaf, Amit Steinberg, Oren Buskila and Oren Rosenzweig.

in writing	Written, printed, photocopied, typed, sent via email, facsimile or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.

Investor Directors	Each of the directors appointed pursuant to Articles 48.1.1 through 48.1.5.

Magma	Magma Venture Capital IV LP and Magma Venture Capital IV CEO Fund LP. and each of their Permitted Transferees that is a successor to their shares.

Magna	Magna US Investments, Inc. and each of its Permitted Transferees that is a successor to their shares.

IPO	The initial underwritten public offering of Ordinary Shares of the Company pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or the Israeli Securities Law – 1968 (the “Securities Law”), or equivalent law of another jurisdiction.

New Securities	Any shares in the Company, whether now or hereafter authorized, and any rights, options or warrants to purchase such shares, and securities of any type or nature whatsoever that are convertible, exchangeable or exercisable, directly or indirectly, into such shares, and any agreement, undertaking, instrument or certificates conferring a right to acquire any Ordinary Shares, Preferred Shares, or any other equity securities of the Company described above; provided, however, that Exempted Securities shall not be deemed to be New Securities for purposes of these Articles.

Office	The Registered Office of the Company at any given time.

Officer (‘Nose Misra’)	As such term is defined in the Companies Law.

Ordinary Shareholder	The holder of any Ordinary Shares.

Ordinary Shares	The ordinary shares of the Company, of no par value.

Original Issue Price	For each Preferred A Share—US$0.387, for each Preferred B Share—US$4.07085, for each Preferred B-1 Share—US$3.25668, for each Preferred C Share—US$5.25402, and for each Preferred C-1 Share – US$8.40496 (as may be adjusted pursuant to the terms of the Series C-1 SPA); in each case, as adjusted for any share split, share dividend or other Recapitalization Event as part of which the number of the applicable outstanding Preferred Shares is proportionately increased or decreased.

Permitted Transferee	As defined in Article 27.1 hereof.

Preferred Majority	The holders of at least 60% of the issued and outstanding Preferred Shares voting together as a single class, on an as converted to Ordinary Shares basis.

Preferred A Shareholder(s)	Holder(s) of Preferred A Shares.

Preferred A Shares	The series A convertible preferred shares of the Company, of no par value.

Preferred B Shareholder(s)	Holder(s) of Preferred B Shares and/or Preferred B-1 Shares.

Preferred B Shares	The series B convertible preferred shares of the Company, of no par value.

Preferred B-1 Shares	The series B-1 convertible preferred shares of the Company, of no par value.

Preferred C Majority	The holders of Preferred C Shares, holding more than 50% of the then issued and outstanding Preferred C Shares.

Preferred C and C-1 Majority	The holders of Preferred C Shares and Preferred C-1 Shares, holding more than 50% of the then issued and outstanding Preferred C Shares and Preferred C-1 Shares, collectively.

Preferred C Shareholder(s)	Holder(s) of Preferred C Shares and/or Preferred C-1 Shares.

Preferred C Shares	The series C convertible preferred shares of the Company, of no par value.

Preferred C-1 Majority	The holders of Preferred C-1 Shares, holding more than 50% of the then issued and outstanding Preferred C-1 Shares.

Preferred C-1 Shares	The series C-1 convertible preferred shares of the Company, of no par value.

Preferred Shares	The Preferred A Shares, Preferred B Shares, Preferred B-1 Shares, Preferred C Shares and Preferred C-1 Shares, collectively.

Preferred Shareholder(s)	Holder(s) of Preferred Shares.

Qualified IPO	An IPO yielding net proceeds to the Company of at least US$100,000,000 at a price per share that is at least 200% of the Original Issue Price of the Preferred C-1 Shares.

Register of Shareholders	The Register of Shareholders of the Company administered in accordance with the provisions of Section 127 of the Companies Law.

Recapitalization Event	Any event of share combination or subdivision, distribution of bonus shares or any other reclassification, reorganization or recapitalization of the Company’s shares where the Shareholders retain their proportionate holdings in the Company on an as-converted basis.

Repurchase	The purchase or redemption or the provision of financing for the purchase or redemption, directly or indirectly, by the Company or by a subsidiary of the Company or other corporate entity under the Company’s control, of shares of the Company or securities convertible into or exercisable for shares of the Company, or the redemption of redeemable securities that are part of the Company’s share capital pursuant to Section 312(d) of the Companies Law, other than any repurchase in accordance with any repurchase right granted to the Company under any equity incentive plan adopted by the Company or a repurchase agreements entered into with Founders and any employee or service provider of the Company.

Series C SPA	The Series C Preferred Share Purchase Agreement by and among the Company and the investors named therein, dated as of February 24, 2019.

Series C-1 SPA	The Series C-1 Preferred Share Purchase Agreement by and among the Company and the investors named therein, dated as of October 1, 2020, including all ancillaries thereto and references therein and all Transaction Documents (as defined therein).

Shareholders	The shareholders of the Company, at any given time.

Shefa Capital	Shefa Capital—Innoviz Opportunity Fund, L.P. and each of its Permitted Transferees that is a successor to its shares.

Vertex	Vertex IV (C.I.) Fund, L.P. and each of its Permitted Transferees that is a successor to their shares.

Year	Calendar year commencing on January 1st and ending on December 31st.

1.2.

Words denoting the singular number shall include the plural number and vice versa; words denoting the masculine gender shall include the feminine gender; words denoting persons shall include corporations.

1.3.

Save as aforesaid, any words or expressions defined in the Companies Law or in the Companies Ordinance (to the extent still in effect according to the provisions of the Companies Law), shall, if not inconsistent with the subject or context hereto, bear the same meaning in these Articles.

1.4.	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

1.5.

For purposes of these Articles, the phrase “on an as-converted basis” shall mean that with respect to any given right in question, and for any calculation of shareholdings in the Company, Preferred Shares shall be calculated and treated as, and have the effect of, such number of Ordinary Shares into which such Preferred Shares are convertible at that time.

1.6.

All Shares held (beneficially or of record), at the time of applicable calculation, by a Shareholder, and all other Shareholders who are Permitted Transferees of such Shareholder (a “Shareholder Group”), shall be aggregated together for the purpose of determining (i) whether such Shareholder constitutes an Entitled Holder and (ii) the availability to such holders of any other rights under these Articles, and the rights of an Entitled Holder and such other rights—to the extent they are determined to be available at such time—may be exercised (up to the maximum extent so determined to be available in the aggregate to all such Shareholders) by any, some or all of such Shareholders who are part of such Shareholder Group.

1.7.

In the event that a Hebrew version of these Articles (including the first page of these Articles) is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies, then whether or not such Hebrew version contains signatures of Shareholders, such Hebrew version shall be considered solely a convenience translation and shall have no binding effect, as between the Shareholders of the Company and with respect to any third party. The English version shall be the only binding version of these Articles, and in the event of any contradiction or inconsistency between the meaning of the English version and the meaning of the Hebrew version of these Articles, the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles or any provision hereof.

2.	CERTAIN LIMITATIONS.

The following limitations shall apply to the Company:

2.1.	the right to transfer Shares is restricted in the manner hereinafter prescribed; and

2.2.

the number of Shareholders (exclusive of persons who are in the employment of the Company, or of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after the termination of such employment to be, Shareholders of the Company) is limited to 50; provided that where two or more persons hold one or more shares in the Company jointly they shall, for the purpose of this Article, be treated as a single Shareholder;

2.3.	any invitation to the public to subscribe for any shares or debentures of the Company is prohibited.

LIMITED LIABILITY

3.

The Company is a Limited Liability Company and therefore each Shareholder’s obligations to the Company’s obligations shall be limited, in respect of each share issued to it, to the payment of the lower of: (i) NIS 0.01, and (ii) the consideration such Shareholder agreed to pay to the Company for the issuance of such share and which remain unpaid.

COMPANY’S OBJECTIVES

4.	The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

5.

The Company may donate a reasonable amount of money for any purpose that the Board of Directors finds appropriate, even if the donation is not for business considerations for the purpose of achieving profits to the Company.

AUTHORIZED NUMBER OF SHARES

6.	AUTHORIZED SHARES.

The authorized number of shares of the Company is 300,000,000 divided into (i) 204,870,390 Ordinary Shares, (ii) 23,255,810 Preferred A Shares, (iii) 18,116,580 Preferred B Shares, (iv) 3,454,440 Preferred B-1 Shares, (v) 33,000,000 Preferred C Shares and (vi) 17,302,780 Preferred C-1 Shares. The Ordinary Shares and the Preferred Shares shall be collectively referred to herein as the “Shares”. The Preferred B-1 Shares shall be deemed to be a single class with the Preferred B Shares and any reference herein to the Preferred B Shares shall be deemed to include the Preferred B-1 Shares, unless specifically stated otherwise. The powers, preferences, rights, restrictions and other matters relating to the Shares of the Company are set forth in these Articles.

7.	INCREASE OF NUMBER OF AUTHORIZED SHARES.

Subject to and in addition to any other special requirement set forth in these Articles, including, without limitation, the provisions of Article 42 below and any other provision hereof conferring special rights as to voting, or restricting the right to vote, the Company may, from time to time, by a Shareholders resolution, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase the number of its authorized shares by the creation of new shares. Any such increase shall be in such number and shall be divided into shares of such classes, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as the Shareholders’ resolution shall provide. Except to the extent otherwise provided in such resolution, the new shares so issued shall be subject to all the provisions applicable to the original capital share of the Company.

8.	CONSOLIDATION, SUBDIVISION, CANCELLATION AND REDUCTION OF AUTHORIZED SHARES.

8.1.

Subject to and in addition to any other special requirement set forth in these Articles, including, without limitation, the provisions of Article 42 below and any other provision hereof conferring special rights as to voting, or restricting the right to vote and in accordance with the applicable provisions of the Companies Law, the Company may, by a Shareholders’ resolution, from time to time:

8.1.1.	consolidate all or any of its issued or unissued shares into a smaller number of shares;

8.1.2.

subdivide its shares (issued or unissued) or any of them, into a smaller number of shares, and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

8.1.3.

cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and diminish the number of its authorized shares by the amount of the shares so canceled; or

8.1.4.	reduce its authorized number of shares or share capital in any manner.

8.2.

With respect to any consolidation of issued shares into a smaller number of shares, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

8.2.1.	determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share;

8.2.2.	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

8.2.3.	redeem, in the case of redeemable shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings; and

8.2.4.

cause the transfer of fractional shares by certain Shareholders to other Shareholders so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article 8.2.4; and

8.2.5.	cancel any securities that are Repurchased by the Company, in accordance with Section 308 of the Companies Law.

SHARES

9.	RIGHTS ATTACHED TO ORDINARY SHARES.

9.1.

Each Ordinary Share in respect of which all calls have been fully paid, shall confer on its holder the right to receive notice of, and to participate and vote in, all General Meetings (as such term is defined in the Companies Law), to receive dividends, to participate in the distribution of the assets and funds of the Company legally available for distribution to such Shareholder in the event of the liquidation, dissolution or winding up or a Deemed Liquidation of the Company as set forth in these Articles. The voting, dividend and liquidation rights of the holders of Ordinary Shares are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Shares set forth herein.

9.2.

Ordinary Shares subject to redemption or repurchase by the Company pursuant to a written instrument between the Company and the holder thereof, may be, subject to the provisions of the Companies Law, redeemed or repurchased by the Company pursuant to the terms set forth in the applicable written instrument.

10.	RIGHTS ATTACHED TO PREFERRED SHARES.

The Preferred Shares shall confer upon the holders thereof all of the rights accruing to holders of Ordinary Shares, on an as-converted basis, and, in addition, shall confer the following powers, preferences and rights and any other special rights set forth in these Articles:

10.1.	Voting Rights.

Subject to the provisions of Article 42 and any other provision hereof conferring special rights as to voting, or restricting the right to vote, each Preferred Shareholder shall have one vote for each Ordinary Share into which the Preferred Shares held by such holder of record could be converted (with any fractional share determined on an aggregate basis for each single holder, being rounded to the nearest whole share with one half of a share being rounded up), in every resolution, regardless to whether the vote thereon is conducted by a show of hands, by written consent in lieu of a meeting or by any other mean, on all matters entitled to be voted on by the Shareholders or by the Preferred Shareholders voting together as a single class (except as otherwise expressly provided herein or as required by applicable law).

10.2.	Distribution Preferences.

In the event of any (i) liquidation, dissolution, bankruptcy, reorganization or winding up of the Company whether voluntary or involuntary (ii) a Distribution, or (iii) a Deemed Liquidation of the Company (each, a “Distribution Event”) all the funds, assets or proceeds distributed or legally available for distribution to the Shareholders (the “Distributable Proceeds”) shall be distributed among the Shareholders in accordance with the following order of preference and priority:

10.2.1.

First, each Preferred C Shareholder shall be entitled to receive (on a pari passu basis), by reason of his, her or its ownership of such Preferred C Shares and/or Preferred C-1 Shares, as applicable, prior and in preference to the distribution of any Distributable Proceeds to the holders of Ordinary Shares, Preferred A Shares, Preferred B Shares and/or Preferred B-1 Shares (in each case, by reason of ownership thereof), (i) an amount per each Preferred C Share and/or Preferred C-1 Share, as applicable, held by such holder equal to the Original Issue Price thereof, plus (ii) interest at the rate of 6% per annum, compounded annually, from the original date of issuance of such Preferred C Share and/or Preferred C-1 Share, as applicable, until the date of such Distribution Event for such Preferred C Share and/or Preferred C-1 Share, as applicable, less (iii) the aggregate of all amounts previously paid in preference in respect of such Preferred C Share and/or Preferred C-1 Share, as applicable, pursuant to this Article 10.2.1, plus (iv) an amount equal to the declared but unpaid dividends per each Preferred C Share and/or Preferred C-1 Share, as applicable (collectively, the “Preferred C Preference”). In the event that the Distributable Proceeds shall be insufficient to make payment of the full Preferred C Preference to all holders of Preferred C Shares per each Preferred C Share held thereby and to all holders of Preferred C-1 Shares per each Preferred C-1 Share held thereby, then all Distributable Proceeds shall be distributed ratably (on a pari passu basis) among the holders of the Preferred C Shares and Preferred C-1 Shares, in proportion to the Preferred C Preference amount each such holder would otherwise be entitled to receive hereunder pursuant to this Article 10.2.1.

10.2.2.

Second, upon payment in full of the Preferred C Preference to the holders of Preferred C Shares and Preferred C-1 Shares, each Preferred B Shareholder shall be entitled to receive, by reason of his, her or its ownership of such Preferred B Shares, prior and in preference to the distribution of any Distributable Proceeds to the holders of Ordinary

Shares and/or of Preferred A Shares (in each case, by reason of ownership thereof), (i) an amount per each Preferred B Share held by such holder equal to the applicable Original Issue Price thereof, plus (ii) interest at the rate of 6% per annum, compounded annually, from the original date of issuance of such Preferred B Share, until the date of such Distribution Event for such Preferred B Share, less (iii) the aggregate of all amounts previously paid in preference in respect of such Preferred B Share pursuant to this Article 10.2.2, plus (iv) an amount equal to the declared but unpaid dividends per each Preferred B Share (collectively, the “Preferred B Preference”). In the event that the remaining Distributable Proceeds shall be insufficient to make payment of the full Preferred B Preference to all holders of Preferred B Shares per each Preferred B Share held thereby, then all such remaining Distributable Proceeds shall be distributed ratably among the holders of the Preferred B Shares in proportion to the Preferred B Preference amount each such holder would otherwise be entitled to receive hereunder pursuant to this Article 10.2.2.

10.2.3.

Third, upon payment in full of the Preferred C Preference to the holders of Preferred C Shares and Preferred C-1 Shares and of the Preferred B Preference to the holders of Preferred B Shares, each Preferred A Shareholder shall be entitled to receive, by reason of his, her or its ownership of such Preferred A Shares, prior and in preference to the distribution of any Distributable Proceeds to the holders of Ordinary Shares (by reason of ownership thereof), (i) an amount per each Preferred A Share held by such holder equal to the Original Issue Price thereof plus (ii) interest at the rate of 6% per annum, compounded annually, from the original date of issuance of such Preferred A Share, until the date of such Distribution Event for such Preferred A Share, less (iii) the aggregate of all amounts previously paid in preference in respect of such Preferred A Share pursuant to this Article 10.2.3, plus (iv) an amount equal to the declared but unpaid dividends per each Preferred A Share (collectively, the “Preferred A Preference”, and together with the Preferred C Preference and the Preferred B Preference, the “Preferred Preference”). In the event that the remaining Distributable Proceeds shall be insufficient to make payment of the full Preferred A Preference to all holders of Preferred A Shares per each Preferred A Share held thereby, then all such remaining Distributable Proceeds (after distribution in full of the of the Preferred C Preference and the Preferred B Preference) shall be distributed ratably among the holders of the Preferred A Shares in proportion to the Preferred A Preference amount each such holder would otherwise be entitled to receive hereunder pursuant to this Article 10.2.3.

10.2.4.

Fourth, upon payment in full of the Preferred Preference to the holders of Preferred Shares, the remaining Distributable Proceeds (if any), shall be distributed pro-rata basis among the Ordinary Shareholders.

10.2.5.

Notwithstanding the aforementioned, if a conversion of a series of Preferred Shares into Ordinary Shares immediately prior to the applicable distribution of the Distributable Proceeds would result in the applicable Preferred Shareholders receiving a greater payment in respect of such series of Preferred Shares (taking into account any amount actually previously paid to the Preferred Shareholders in respect of such series on account of the distribution pursuant to Article 10.2.1, 10.2.2, or 10.2.3, as applicable), THEN, such Preferred Shareholders shall automatically and without the need for any other action participate in such distribution in respect of such series together with the Ordinary Shareholders, on a pari passu and as-converted basis (instead of receiving the applicable Preferred Preference in respect of such series as stated above, and without the need to actually convert such applicable series of Preferred Shares into Ordinary Shares).

10.2.6.

Whenever the distribution provided for in this Article 10.2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or property as reasonably determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to Shareholders in a Distribution Event shall be valued as follows: (i) if the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or similar national quotation system), then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) trading-day period ending five (5) trading days prior to the Distribution Event; or (ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the thirty (30) trading-day period ending five (5) trading days prior to the Distribution Event. The US dollar equivalent of any non-US dollar distribution under this Article 10.2 shall be determined in accordance with the representative rate of exchange last published by the Bank of Israel prior to the date of the Distribution Event. In the event of a merger or other acquisition of the Company by another entity, the distribution date shall be deemed to be the date on which such transaction closes. The foregoing methods for valuing non-cash consideration to be distributed in connection with a Distribution Event shall be superseded by any determination of such value set forth in the definitive agreements governing such Distribution Event.

10.2.7.

For the purpose of calculating whether Distributable Proceeds to which the holders of Preferred Shares are entitled to have exceeded the Preference Amount under this Article 10.2, the Distributable Proceeds shall exclude any future payments to be made pursuant to contingency (i.e. earn-out payments and other similar contingent payment mechanisms, but excluding any “time based” escrow or holdback amounts (i.e. amounts placed in escrow or holdback to indemnify the purchaser against breach of representations and warranties and customary covenants, that are released from escrow or holdback based on a defined time period that has elapsed)), (the aforementioned contingent payment(s), the “Contingent Payment”), and the Distributable Proceeds after exclusion of such Contingent Payment, the “Initial Consideration”). Thereafter, any Contingent Payment which becomes payable to the Shareholders (or the Company, as applicable) that is actually paid to the Shareholders (or the Company, as applicable), shall be allocated among the Shareholders in accordance with this Article 10.2 after taking into account the previous actual payment of the Initial Consideration and the Contingent Payment as part of the same transaction.

10.2A	Redemption Rights.

To the extent that (a) (i) the Company does not conduct any Board meeting (whether by way of an actual meeting in person, a written resolution or by teleconference) during any calendar year, and (ii) CMS requests the Company in writing, after the lapse of such period, to call a Board meeting, and (iii) the Company does not conduct any Board meeting within 60 days from the date of CMS’ written notification, or (b) the Company does not consummate either (i) a Deemed Liquidation, or (ii) a Qualified IPO, prior to the 6th anniversary of the closing of the Series C SPA (each of (a) and (b) above, a “Redemption Date”), then, the Preferred C and C-1 Majority (provided that such Preferred C and C-1 Majority includes CMS) (the “Requesting Holders”) may, at their discretion, within a period of 60 days after the Redemption Date, deliver written notice to the Company (the “Redemption Notice”) requesting the Company to redeem all of the Preferred C Shares and Preferred C-1 Shares held by the Requesting Holders, as applicable, for an amount equal to their Preferred C Preference. Following the receipt by the Company of such Redemption Notice by the Requesting Holders in accordance with the aforementioned, subject to applicable law, the Company shall pay the Preferred C Preference of the Requesting Holders (or, at its discretion, attempt to obtain a third party buyer to purchase their shares) in one or more installments, by no later than 9 months after the receipt by the Company of the Redemption Notice. If such redemption is not permissible due to applicable law governing distributions to shareholders, the Company shall undertake to effectuate such redemption as promptly as practicable following such time as the conditions prohibiting such redemption have abated.

Without derogating from the above, to the extent that the Preferred C Shares and Preferred C-1 Shares held by the Requesting Holders, as applicable, are purchased by the Company in accordance with the aforementioned, upon the payment by the Company to each Requesting Holder, the Preferred C Shares and Preferred C-1 Shares held thereby shall automatically and without the need of any further action by any party be deemed to have been transferred to the Company and classified as dormant shares, and such Requesting Holder shall have of no further rights or claims of any kind or nature as of such time with respect to any Preferred C Shares previously held thereby. To the extent that Requesting Holders require redemption of their Preferred C Shares and Preferred C-1 Shares, as applicable, as set forth herein, the Requesting Holders shall cooperate with Company in good faith to facilitate the process set forth above and agree to sign any documents reasonably required to effect the above redemption.

10.3.	Conversion Rights.

10.3.1.

Right to Convert. Subject to the applicable provisions of the Companies Law, each Preferred Share shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share, into such number of duly and validly issued, fully paid and non-assessable

Ordinary Shares as is determined by dividing the applicable Original Issue Price for such Preferred Shares by the Preferred Conversion Price (as defined below) at the time in effect for such Preferred Share. The Preferred Conversion Price with respect to each Preferred Share shall initially be the applicable Original Issue Price of such Preferred Share; provided, however, that the Preferred Conversion Price shall be subject to adjustments as provided below (the “Preferred Conversion Price”).

10.3.2.

Automatic Conversion. All Preferred Shares shall automatically be converted, without payment of additional consideration by the holder thereof, at the then applicable conversion ratio (subject to adjustment as set forth below) into Ordinary Shares immediately upon the earlier to occur of (i) a Qualified IPO, or (ii) written consent or written agreement or affirmative vote of the Preferred Majority, including the consent in writing of the Preferred C and C-1 Majority.

10.3.3.

Mechanics of Conversion. In the case of conversion under Article 10.3.1 or 10.3.2(ii), the conversion shall be deemed to occur immediately upon the business day or the occurrence of the event specified in a written notice of conversion received by the Company from the converting holder or the Preferred Majority (including the Preferred C and C-1 Majority), as applicable, and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares as of such date. In case of conversion under Article 10.3.2(i), the conversion shall be deemed to occur immediately prior to and contingent upon the closing of the Qualified IPO, and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares as of such date. From and after conversion, any share certificates evidencing the converted Preferred Shares shall be deemed cancelled and shall only evidence the Ordinary Shares issued upon conversion of the applicable Preferred Shares and the right to receive share certificates for Ordinary Shares upon their return to the Company (or the provision of an affirmation of lost certificate if the certificate was lost or destroyed). A conversion of Preferred Shares into Ordinary Shares in the manner specified above shall not require any additional corporate action by the Company in order to become effective and shall not affect the number of authorized Ordinary Shares or authorized Preferred Shares of the Company.

10.3.4.	Adjustments to the Preferred Conversion Price for Anti-Dilution Purposes.

10.3.4.1.

In the event that the Company, at any time or from time to time, prior to a Qualified IPO, shall issue New Securities, for a consideration per share lower than the applicable Preferred Conversion Price in effect on the date of and immediately prior to such issuance (including issuances at no consideration) (the “Reduced Issuance Price”), then in such event the Preferred Conversion Price shall be reduced, concurrently with such issuance, by applying the following broad-based weighted average formula, to a number (rounded to the nearest whole US cent) equal to a fraction (i) the numerator of which is the sum of (A) the number of Ordinary Shares of the Company, on a fully diluted, and on an as-converted basis (as if all securities (including without limitation, Preferred Shares, options, warrants and convertible notes) directly or indirectly exercisable or convertible into any Ordinary Shares of the Company had been fully exercised and converted into Ordinary Shares, as of such date), outstanding immediately prior to the relevant issuance of the New Securities, multiplied by the applicable Preferred Conversion Price in effect immediately prior to the issuance of such New Securities plus (B) the total amount of the consideration received by the Company for such New Securities, and (ii) the denominator of which is the sum of the number of shares of the Company, on a fully diluted, and on an as-converted basis (as if all securities (including without limitation, Preferred Shares, options, warrants and convertible notes) directly or indirectly exercisable or convertible into any shares of the Company had been fully exercised and converted into Ordinary Shares, as of such date), outstanding immediately prior to the relevant issuance of the New Securities plus the number of New Securities issued.

10.3.4.2.

In the event that the New Securities issued by the Company are rights, options or warrants to purchase equity interests, or securities of any type whatsoever that are convertible into equity interests (“Convertible Securities”), then the maximum number of shares directly or indirectly deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation the passage of time, but without taking into account potential anti-dilution adjustments), conversion or exchange of such Convertible Securities shall be deemed to have been issued at the time of issuance of such Convertible Securities, at a consideration equal to the consideration (determined in the manner provided in Article 10.3.4.3) if any, received by the Company for such Convertible Securities upon the issuance of such Convertible Securities plus the minimum consideration payable to the Company pursuant to the terms of such Convertible Securities, if any (without taking into account potential anti-dilution adjustments) for the issuance of shares covered thereby; provided, however, that in any such case in which Convertible Securities are issued: (i) no further adjustment in the Preferred Conversion Price shall be made upon the subsequent issuance of shares upon the exercise or conversion of such Convertible Securities, pursuant to their terms; provided that one adjustment is made in accordance with Article 10.3.4.1 above; (ii) if such Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares issuable, upon the exercise, conversion or exchange thereof, the Preferred Conversion Price computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Convertible Securities; (iii) upon the expiration or termination of any such Convertible Securities which shall not have been exercised or converted, the Preferred Conversion Price shall be readjusted (but to no greater extent than originally adjusted, and any subsequent adjustments based thereon) in order to eliminate from the adjustment the effect of any such Convertible Securities as shall have expired or terminated, and adjust only to the extent of such New Securities actually issued, if any, and the consideration actually received by the Company therefore. Adjustments as a result of the issuance of Convertible Securities that by their terms provide for multiple conversion and/or exercise scenarios (e.g. convertible loans) shall be deferred and be effected only upon the actual conversion and/or exercise of such Convertible Securities, to the extent that issuance of New Securities thereunder is at a Reduced Issuance Price.

10.3.4.3.

For the purpose of making any adjustment required under Article 10.3.4 above, the consideration received by the Company for any issue or sale of New Securities shall (x) to the extent it consists of cash, be computed at the gross amount of cash received by the Company in consideration for such issuance or sale, (y) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board of Directors, and (z) if New Securities or rights or options to purchase New Securities are issued or sold together with other shares or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such New Securities or rights or options.

10.3.5.	Adjustments to the Preferred Conversion Price for Splits and Combinations.

10.3.5.1.

Should the Company at any time or from time to time fix a record date for the effectuation of a split, subdivision or similar Recapitalization Event of the outstanding Ordinary Shares or for the determination of the outstanding Ordinary Shares entitled to receive a dividend or other distribution payable in additional Ordinary Shares without payment of any consideration by such holder for the additional Ordinary Shares, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the applicable Preferred Conversion Price shall be appropriately decreased to ensure no dilution takes place such that the number of Ordinary Shares issuable on conversion of each Preferred Share shall be increased in proportion to such increase of the aggregate number of Ordinary Shares outstanding.

10.3.5.2.

If the number of Ordinary Shares outstanding at any time or from time to time is decreased by a combination of the outstanding Ordinary Shares, reverse stock split, or similar recapitalization events then, following the record date of such combination or reverse stock split, the applicable Preferred Conversion Price shall be appropriately increased to ensure no dilution takes place such that the number of Ordinary Shares issuable on conversion of each Preferred Share shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding.

10.3.6.

Other Distributions. Without derogating from Article10.2 above, in the event the Company shall declare a distribution payable in securities of other corporations, evidences of indebtedness issued by the Company or other corporations, assets (excluding cash dividends) or options or rights not referred to in Article 10.3.5 above, then, in each such case for the purpose of this Article, the holders of Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares of the Company into which their Preferred Shares are convertible as of the record date fixed for such distribution.

10.3.7.

Adjustments to the Preferred Conversion Price Upon Recapitalization Events. Without derogating from Article 10.2 above, if at any time or from time to time there shall be a recapitalization or exchange of the Ordinary Shares (other than as provided for elsewhere in this Article 10.3 or Article 10.2 above), provision shall be made so that the holders of Preferred Shares shall thereafter be entitled to receive, upon conversion of the Preferred Shares, the number of shares or other securities or property of the Company or otherwise, which an Ordinary Shareholder deliverable upon conversion immediately prior to such recapitalization or exchange would have been entitled to receive on such recapitalization or exchange. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 10.3 with respect to the rights of the holders of Preferred Shares after the recapitalization to the end that the provisions of this Article 10.3 (including adjustment of the applicable Preferred Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalently as may be practicable.

10.3.8.

No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Article 10.3 by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 10.3 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights under this Article 10.3 of the Preferred Shareholders against impairment.

10.3.9.

No Fractional Shares and Certificates as to Adjustments. No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share (after aggregating all fractions held by each single shareholder and with one half of a share being rounded up).

10.3.10.

Certificate as to Adjustment. Upon the occurrence of each adjustment of the Preferred Conversion Price pursuant to this Article 10.3, the Company, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Preferred Shareholder (as applicable) a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall, upon the reasonable written request at any time of any Preferred Shareholder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment, if any, (ii) the applicable Preferred Conversion Price in effect at the time, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

10.3.11.

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the Preferred Shareholders, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes. Without derogating from the aforesaid, in the event that in the opinion of the Company’s legal counsel, any conversion of Preferred Shares shall require additional shareholders’ resolutions or consents, each Shareholder shall execute any such document and/or resolutions reasonably necessary to effectuate such conversion.

10.3.12.

Taxes. The Company shall pay any and all transfer taxes and other similar taxes (other than income or capital gain taxes, for the avoidance of doubt) that may be payable in respect of any issuance or delivery of Ordinary Shares upon conversion of Preferred Shares pursuant to this Article 10.3. For clarification, the Company shall not be obligated to pay any transfer taxes resulting from any transfer of securities requested by any holder in connection with any such conversion.

11.	SPECIAL RIGHTS; MODIFICATIONS OF RIGHTS.

Subject to the provisions of these Articles, including, without limitation, the provisions of Article 42 and the applicable provisions of the Companies Law, the Company may, from time to time, issue shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment or otherwise, as may be stipulated in such resolution.

11.1.

Subject to Article 42 and to applicable law, if at any time, the authorized shares of the Company are divided into different classes of shares, the Company may modify, convert, broaden, add or otherwise alter the rights, privileges, advantages, restrictions and provisions related at that time to the shares of any class by a resolution passed at a general meeting of the holders of all the Shares voting as one class, and subject to Article 42 and to applicable law, the Ordinary Shareholders and Preferred Shareholders shall not be entitled to any class vote; provided, however, that any amendment, modification or abrogation to the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of a specific class of shares which (A) adversely change such rights, preferences, privileges or powers and do not apply in the same manner and with the same effect to the other classes of shares of the Company, or (B) improve such rights without improving in the same manner and with the same effect the rights of the other classes of shares of the Company, shall require the consent of the holders of at least a majority (or, in case of Preferred Shares, at least 60%, and in case of the Preferred C Shares – the Preferred C Majority, and in case of the Preferred C-1 Shares – the Preferred C-1 Majority, and in case of the Preferred C Shares and Preferred C-1 Shares, together, – the Preferred C and C-1 Majority) of the issued and outstanding shares of such class the rights of which were so adversely changed, in the case of clause (A) above, or not improved, in the case of clause (B) above. For the avoidance of doubt, the Shareholders intend to avoid any legal proposition relating to an “interest vote” and all votes are to be based on the class of shares held by shareholders and shall not be determined according to the economic interests associated with a specific class of shares or the fact that a certain shareholder may hold more than one class of shares. Thus, for example, any resolution required to be adopted pursuant to these Articles by a separate general meeting of a certain class of shares, shall be voted upon and adopted by the holders of such class entitled to vote thereon (without excluding shares held by Shareholders holding, in addition, shares of other classes in the Company) and no holder of a certain class shall be banned from participating and voting in a separate general meeting of such class by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. Anything contained herein to the contrary notwithstanding, subject to any applicable law, a Shareholder shall not be required to refrain from participating in the discussion or voting on any resolution concerning the modification or abrogation of the rights attached to any class of shares held by such Shareholder, due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution; e.g. a Shareholder shall be entitled to vote on the modification of rights attached to shares held by such Shareholder in a way that may benefit such holder either directly or indirectly (such as in the case of an increased financial value gained by virtue of such change). Subject to the other provisions of these Articles, in the event that modifications to or abrogation of the rights attached to shares of the Company may be effected by way of amendment to these Articles or by way of proceedings under a scheme of arrangement or similar procedure under sanction of a court, such modification or abrogation shall, to the maximum extent permitted under applicable law, be effected through amendment of these Articles and as such shall not require any class votes. Any right granted specifically to, or any other covenant with respect to, any Shareholder (granted to such Shareholder by name) may not be amended, terminated or waived (in addition to any other requirement under these Articles), without the written consent of such Shareholder unless such right has expired in accordance with its terms. Any right granted to the holders of a certain majority may not be amended or terminated or the observance of any such specific right granted to the holders of a certain majority may not be waived, without, the written consent of the holders of such applicable majority.

11.2.

The provisions of these Articles relating to General Meetings of the Shareholders, to the convening thereof, notices in respect of and resolutions to be passes thereat, shall mutatis mutandis, apply to any separate general meeting of the holders of the shares of a particular class.

11.3.

Unless otherwise provided by these Articles, including, without limitation, under Article 42, it is hereby clarified that the enlargement of an existing class of shares, or the issuance or allotment of additional shares thereof, or the creation of a new class of shares ranking pari passu with an existing class of shares or superior to any existing class of shares, shall not be deemed, for purposes of this Article 11 to be an adverse change or affect to the rights attached to any one class of shares, or to modify or abrogate the rights attached to the previously issued shares of such class or of any other class.

12.	SHARE CERTIFICATES

12.1.	Share certificates shall be issued under the name of the Company and shall bear the signatures of a Director and/or of any other person or persons authorized thereto by the Board of Directors.

12.2.

Each shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares.

12.3.	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Registrar of Shareholders in respect of such co-ownership.

12.4.

If a share certificate is defaced, lost or destroyed, it may be replaced upon the payment of such fee and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.

13.	REGISTERED HOLDER.

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

14.	ALLOTMENT OF SHARES.

Subject to the provisions of Article 42 and other provisions of these Articles, the Company’s authorized shares, other than the issued and outstanding shares, shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 17 herein), either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give to any person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit. Such issuance may be made in cash, cash equivalents or for in kind consideration or for no consideration.

15.	PRE-EMPTIVE RIGHTS.

15.1.

Prior to the closing of a Qualified IPO, if the Company proposes to issue or sell any New Securities, the Company shall grant, prior to such issuance, to each Entitled Holder the right to purchase its pro-rata share (on a fully diluted as converted basis) of the New Securities; provided, that no Founder exercising its pre-emptive rights pursuant to this Article 15.1 may grant any security interest and/or any other right of any kind or nature, either direct or indirect, with respect to or based upon the acquired securities or any other securities of the Company held by that Founder in connection with the purchase of any such New Securities. “pro-rata share”, for purposes of this Article 15, shall mean the ratio of the number of shares of the Company held by such Entitled Holder immediately prior to the issuance of the New Securities (on a fully diluted and as-converted basis) in relation to the total number of all Ordinary Shares of the Company issued and outstanding and held by all the Shareholders immediately prior to the issuance of New Securities (on a fully diluted and as-converted to Ordinary Shares basis).

15.2.

Unless waived by a resolution of the Preferred Majority in connection with a proposed issuance or sale of New Securities to any proposed investor that is not an Affiliate or a Permitted Transferee of any Preferred Shareholder who is part of the Shareholders comprising such Preferred Majority, each Entitled Holder shall also have a right of over-allotment such that if any Entitled Holder declines or fails to exercise in full its right hereunder to purchase its pro-rata share of the New Securities, each other Entitled Holder exercising its preemptive right hereunder may purchase such declining Entitled Holder’s portion, on a pro-rata basis to those Entitled Holders exercising their right of over-allotment and shall indicate its intention to do so in its Rights Response (as defined below).

15.3.

In the event the Company proposes to issue New Securities, it shall give each Entitled Holder written notice (the “Rights Notice”) of its intention, describing the type of New Securities, their price and the general terms upon which the Company proposes to issue the same. Each Entitled Holder shall have fourteen (14) days from the date on which such notice is received by it to inform the Company of its desire to purchase all or any part of its pro rata share of such New Securities and any additional shares as may be available for over-allotment, upon the terms and conditions specified in the Rights Notice, by giving a written notice (the “Rights Response”) to the Company and stating therein the maximum amount of New Securities desired to be purchased by it.

15.4.

Any Entitled Holder who does not inform the Company in writing within the said fourteen (14) days shall be considered as waiving its preemptive rights hereunder. Any Entitled Holder informing the Company of its decision to exercise its preemptive rights hereunder (the “Exercising Purchaser”) shall be obligated to accept the allotment of the number of shares specified in its Rights Response only if as part of notice of the Rights Notice the Company provides also the definitive transaction agreements, substantially in their final form; provided that the Exercising Purchaser shall be entitled to withdraw its consent if the Company does not consummate the sale of all New Securities pursuant to the terms specified in the Rights Notice.

15.5.

In the event the Entitled Holders fail to exercise fully the preemptive rights within the said fourteen (14) days period, the Company shall have ninety (90) days thereafter to sell to any third party the remainder of the New Securities with respect to which the Entitled Holders’ preemptive rights were not exercised, at a price and upon terms no less favorable to the Company than specified in the Company’s Rights Notice. If the Company does consummate such sale of New Securities within the aforementioned ninety (90) day period, the pre-emptive right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Entitled Holders in accordance herewith.

15.6.	An Entitled Holder may assign its right under this Article 15, in whole or in part, to any Person that is a Permitted Transferee thereof.

15.7.

Notwithstanding anything in this Article 15 to the contrary, if the offer to Entitled Holders under this Article 15 may, in the opinion of the Company’s counsel, constitute an offer to the public under applicable laws which is subject to prospectus requirements then such offer shall be limited to (i) the type of offerees the offering to which is exempted from such prospectus requirement, (ii) Shareholders who are holders of Preferred Shares, and (iii) to such limited number of Shareholders with the highest holdings of shares in the Company (aggregating holdings of Permitted Transferees for the purpose of calculating the Shareholders with the highest holdings); provided, that such Permitted Transferees shall be considered as separate entities to the extent viewed as such by applicable law; and further provided that the transfers to such Permitted Transferees were not made for the purpose of increasing the number of entities that are Permitted Transferees of the original transferring Shareholder(s) eligible to participate in the offer to Shareholders under this Article 15), not including and in addition to the offerees under paragraph (i), the offering to which is exempted from such prospectus requirement.

15.8.

Subject to the following, the pre-emptive rights under this Article 15 may not be waived by the Preferred Majority with respect to an Entitled Holder (the “Excluded Holder”) without its consent solely to the extent that such waiver and the issuance of New Securities by the Company in connection therewith would result in such Excluded Holder losing its status as an Entitled Holder (i.e., such Excluded Holder’s holdings in the Company on an as converted basis would decrease below the applicable threshold for being an ‘Entitled Holder’ should these New Securities be issued without its participation). In such an event, to the extent the consent of such Excluded Holder was not received, the waiver of pre-emptive rights would apply and be in effect with respect to all other Entitled Holders in the Company other than such specific Excluded Holder. Notwithstanding the aforementioned, in the event that such Excluded Holder did not exercise its preemptive rights in full in two successive and separate rounds of issuance of New Securities by the Company prior to such time (to the extent applicable), the provisions of this Article 15.8 would expire with respect to such Excluded Holder in their entirety and the Preferred Majority shall be entitled to waive the pre-emptive rights with respect to such Excluded Holder with no limitation

15.9.	Section 290(a) of the Companies Law shall not apply to the Company.

16.	PAYMENT IN INSTALLMENTS.

If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share of the person(s) entitled thereto.

17.	CALLS ON SHARES.

17.1.

The Board of Directors may, from time to time make such calls as it may think fit upon Shareholders in respect of any sum unpaid in respect of shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

17.2.

Notice of any call shall be given in writing to the Shareholder(s) in question no less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made; provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such Shareholder(s), revoke such call in whole or in part, extend such time, or alter such person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

17.3.

If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

17.4.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

17.5.

Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

17.6.	Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

18.	PREPAYMENT.

With the approval of the Board of Directors, any Shareholder may pay to the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 18 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

19.	FORFEITURE AND SURRENDER.

19.1.

If any Shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, and subject to the provisions of Section 181 of the Companies Law, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

19.2.

Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited; provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

19.3.	Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

19.4.	The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

19.5.

Any share forfeited or surrendered as provided herein shall become dormant shares (as defined in Section 308 of the Companies Law), and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.

19.6.

Any Shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 17.5 above, unless such shares were sold by the Company, and the Company shall have received in full the amounts specified above in addition to any additional costs of such sale of shares, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the shareholder in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

19.7.

The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 19.7.

20.	LIEN.

20.1.

Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder on which a call was duly made by the Board of Directors (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, in respect of unpaid sum relating to shares held by such Shareholder. Such lien shall extend to all dividends from time to time declared in respect of such unpaid for shares. Unless otherwise provided, the registration by the Company of a transfer of shares shall not be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

20.2.

The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, his executors or administrators.

20.3.

The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Company may determine), and the residue (if any) shall be paid to the Shareholder, his executors, administrators or assigns.

21.	SALE AFTER FORFEITURE OR SURRENDER OR IN ENFORCEMENT OF LIEN.

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register of Shareholders in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

22.	REDEEMABLE SHARES.

The Company may, subject to applicable law, issue redeemable shares and redeem the same.

TRANSFER OF SHARES

23.	Effectiveness and Registration.

23.1.

Any transfer of shares of the Company shall be subject to the provisions of Articles 23 and 26 through 29 herein; provided, however, that any transfer of shares (other than Permitted Transfer (as defined below)) shall require the approval of the Board of Directors, which approval shall not be unreasonably withheld, provided that the Board of Directors shall be entitled to reject a transfer if: (i) the transferee’s primary business is competitive with the Company (which status as a competitor is determined by the Board of Directors in good faith) or a person convicted of a criminal offense involving moral turpitude, (ii) as a result of such transfer the number of shareholders of the Company shall exceed the permitted number pursuant to Article 2.2, (iii) the proposed transfer does not comply with the terms of these Articles, or (iv) the proposed transfer violates any law applicable to the Company (including any applicable securities law). In the event that the Board of Directors does not notify the transferor of its refusal to allow a transfer together with the reasoning for such refusal within fourteen (14) days of receipt by the Company of a request for transfer which includes the identity of the transferee then the Board of Directors shall be deemed to have agreed to such transfer, provided that such agreement by the Board of Directors will be deemed to be subject to compliance by the transferor and the transferee with the terms of these Articles related to a transfer.

23.2.

No transfer of shares shall be approved or registered unless a proper instrument of transfer has been submitted to the Company (or its transfer agent) together with the share certificate for the transferred shares (if such has been issued) or an affirmation of lost certificate in its stead, and with any other evidence the Board of Directors may require in order to prove to its satisfaction the rights of the transferor in the transferred shares. Subject to the transfer limitations set forth in these Articles, a Shareholder shall not make any transfer of the shares, unless (i) such transfer is in compliance with these Articles, as shall be amended from time to time and any other agreement governing the subject matter and to which the transferring Shareholder is subject, as shall be from time to time; and (ii) such transferee undertook in advance in writing to be bound by and to be subject to the terms and conditions of these Articles as shall be amended from time to time and any other agreement governing the transferred shares and to which the transferring Shareholder is subject, as shall be amended from time to time, as if it were an original party thereunder, and accepts and assumes any and all liabilities and obligations of the transferring Shareholder under said agreements with respect to the transferred shares.

23.3.

The instrument of transfer shall be signed by the transferor and the transferee, and the transferor shall be considered the owner of the shares until the transferee is registered in the Register of Shareholders in respect of the shares transferred to him. The instrument of transfer of any share shall be in writing in the following form or as near thereto as possible, or in a usual or accepted form that shall be approved by the Board of Directors:

“I ____________ (the “Transferor”) hereby transfer to ____________ (the “Transferee”) ________ [Ordinary Shares] / [Preferred __ Shares] of Innoviz Technologies Ltd., to be held by the Transferee, the executors and administrators of his estate, his custodian and his legal personal representative, under the same conditions under which I myself held them immediately prior to signing this instrument of transfer, and I, the Transferee, hereby agree to accept the above mentioned shares in accordance with the above mentioned conditions.

IN WITNESS THEREOF we hereby affix our signatures this ____ day of __________ 20__.

_____________________     _____________________

The Transferor                 The Transferee”

23.4.	The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding the ordinary general meeting in each year.

23.5.

Instruments of transfer that are registered shall remain in the Company’s possession; however, instruments of transfer which the Board of Directors refuses to register in accordance with this Article 23, shall be returned, on demand, to whomever delivered them along with the share certificate (if delivered).

23.6.	The provisions of this Article 23 shall expire upon the consummation of the earlier of an IPO or a Deemed Liquidation.

TRANSMISSION OF SHARES

24.	DECEDENT’S SHARES.

24.1.

The executors and administrators of a deceased sole holder of a share, or, if there are no executors or administrators, the persons beneficially entitled as heirs of a deceased sole holder, shall be the only persons recognized by the Company as having any title to the share. In case of a share registered in the names of two or more holders, the Company shall recognize the survivor or survivors as the only persons having any title to or benefit in the share. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share jointly held by him.

24.2.

Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession or such other evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article 24 or of his title, shall be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

24.3.

A person upon whom the ownership of a share devolves by transmission shall be entitled to receive, and may give a discharge for any dividends or other monies payable in respect of the share but he shall not be entitled in respect of it to receive notices, or to attend or vote at meetings of the Company, or, save as otherwise provided herein, to exercise any of the rights or privileges of a Shareholder unless and until he shall be registered in the Register of Shareholders.

25.	RECEIVERS AND LIQUIDATORS.

25.1.

The Company may recognize the receiver or liquidator of any corporate shareholder in winding up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder.

25.2.

The receiver or liquidator of a corporate Shareholder in winding up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article 25 or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

26.	RESTRICTIONS ON TRANSFER OF SHARES BY THE FOUNDERS.

26.1.

Until an IPO or a Deemed Liquidation (such period shall be referred to hereafter as the “No Sale Period”), each of the Founders shall be subject to an absolute prohibition on sales, assignments, transfers, pledges, charges or otherwise encumbering or effecting other dispositions or the grant in any way to third parties of any other rights (each, a “Disposition” and the verb “dispose” shall have the correlative meaning) solely with respect to any or all of the Company’s Ordinary Shares held by such Founder as of the First Closing (including any Company’s shares which may be issued to such Founder by the Company on account of such shares) (the “Subject Shares”) other than (i) in the context of a Transaction with respect to the purchase of all of the Company’s securities or assets which was accepted by the Requisite Majority (as defined in Article 29 below), (ii) a Disposition to a Founder’s Permitted Transferee and (iii) a Disposition by a Founder of Subject Shares that constitutes up to 10% of the Subject Shares in each twelve (12) months period commencing on the twenty four (24) month anniversary of the First Closing (each, the “Annual Quota” and each 12 month term, an “Eligible 12-Month Term”); provided that the aggregate amount of Subject Shares Disposed by each such Founder shall not exceed 30% of the Subject Shares held by such Founder as of the First Closing; provided, however, that in the event a Founder did not dispose of his full Annual Quota during a given Eligible 12-Month Term, the balance of such unused Annual Quota may be disposed of by such Founder in any of the following Eligible 12-Month Term or at any time thereafter, in addition to the Annual Quota applicable to such Eligible 12-Month Term (such permitted Dispositions, the “Founder’s Permitted Sale”). Any Disposition of the Subject Shares not made in accordance with this Article 26 shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company. All restrictions on Transfer of shares set forth in this Article 26 may be waived in whole or in part by the Preferred Majority.

27.	RIGHT OF FIRST REFUSAL.

27.1.	The term “Permitted Transferee” of a Shareholder shall mean any of the following (no section shall derogate from the applicability of any other section):

27.1.1.

As to any Shareholder other than a Founder, a trust which does not permit any of the settled property or the income therefrom to be applied otherwise than for the benefit of such Shareholder and no power of control over the voting powers conferred by any shares are subject to the consent of any person other than the trustees of such Shareholder.

27.1.2.

As to any party other than a Founder which is a general or limited partnership, its partners or members, as the case may be; its management company; limited or general partnerships managed by the same management company or the same managing general partner; or limited or general partnerships managed by an Affiliate of the management company or the managing general partner of the general or limited partnership in question (e.g. managed by general partners which are under similar control as the general partner of such Shareholder).

27.1.3.

As to any Shareholder which is a venture capital fund, transferees that become transferees either (i) in a Disposition which is part of a Disposition of a significant portion of a portfolio of investments, (ii) a Disposition in connection with the dissolution of the fund, or (iii) a Disposition resulting from a regulatory or tax constraint applicable to the fund or any of the partners in the fund.

27.1.4.	As to any Shareholder other than a Founder, an entity or person which is an Affiliate of such Shareholder.

27.1.5.	As to any Shareholder that is an individual other than a Founder, such Shareholder’s spouse, children, lineal descendant or antecedent.

27.1.6.

As to a Founder, only wholly owned companies, up to 2 trusts for the sole benefit of the Founder and his immediate family members (i.e., a Founder’s spouse, children, lineal descendant or antecedent), and immediate family members (i.e., a Founder’s spouse, children, lineal descendant or antecedent).

27.1.7.

As to Harel Insurance Company Ltd. and The Phoenix Insurance Company Ltd., to any “qualified investor”, as defined in sub-sections (1)-(4) of Schedule One of the Israeli Securities law -1968, due to the requirement of a regulatory body or authority.

27.1.8.

As to each of (x) Fil Investments International (as agent for and on behalf of Fidelity Funds—American Growth Pool), (y) Fil Investments International (as agent for and on behalf of FAST—US Fund), and (z) Fil Investment Services (UK) Limited (as agent for and on behalf of EPA MM US Growth) (collectively, the “Fidelity Investors”), (i) any investment manager of any Fidelity Investor (ii) any Affiliate of an investment manager of any Fidelity Investor, providing that such Affiliate is an investment manager, (iii) any investment fund or vehicle managed by an investment manager of any Fidelity Investor, or (iv) any investment fund or vehicle managed by an Affiliate of such investment manager for any of the Fidelity Investors.

27.1.9.

As to Shefa Capital, notwithstanding the above, any of the following: any entity in which a majority of the members, partners and/or managers of the general partner of Shefa Capital, whether direct or indirect (i.e. through an unbroken chain of entities), also constitute the majority of the members, partners and/or managers, whether directly or indirectly, of such entity’s general partner or managing entity.

27.2.

Subject to any terms and conditions contained in these Articles and any ancillary agreement with respect to the transferred securities, the term “Permitted Transfer” shall mean a transfer to a Permitted Transferee; provided that a transfer of any share pursuant to this Article 27.2 shall only be treated as a Permitted Transfer if (i) the transferee agrees in writing to be bound by the terms and conditions of these Articles and any ancillary agreement with respect to the transferred securities, and (ii) such a transferee is not deemed by the Board in good faith as a party whose primary business is competitive with the Company); provided further that any transfer by a Founder to a Permitted Transferee shall be effected only if such Permitted Transferee executes, upon such transfer and as a condition thereto, an irrevocable proxy in a form approved by the Board of Directors with respect to the transferred securities granting such Founder full and complete irrevocable authority to vote and execute any and all documents with respect to all the securities so transferred until the IPO.

27.3.

Subject to the provisions of Article 26 and except for: (i) Permitted Transfers in accordance with Article 27, (ii) a transfer as part of a Deemed Liquidation, or (iii) a repurchase by the Company of its own shares or a surrender to the Company of shares, if at any time prior to a Qualified IPO a Shareholder (in these Articles 27 and 28, the “Selling Shareholder”) desires to transfer any or all of his or its securities of the Company, whether in a voluntary or involuntary transfer (the “Offered Shares”), such Selling Shareholder shall first give written notice to the Company, which shall promptly thereafter deliver such notice (“Notice of Sale”) to all of the Entitled Holders.

27.3.1.

The Notice of Sale shall state the following: the number of Offered Shares; that the Offered Shares will, upon transfer, be free of all liens, charges and encumbrances; that a bona fide offer has been received from a third party; and the price and other material terms. Upon receipt of the Notice of Sale, the Entitled Holders shall have the right to exercise the option (the “Option”) set forth in Article 27.3.2.

27.3.2.

For a period of fourteen (14) days after receipt of the Notice of Sale, each Entitled Holder may elect to purchase all or a part of its pro rata share of the Offered Shares and shall also have a right of over-allotment such that if any Entitled Holder declines or fails to exercise in full its right hereunder to purchase its pro-rata share of the Offered Shares, each other Entitled Holder exercising its right of first refusal hereunder may purchase such declining Entitled Holder’s portion, on a pro-rata basis to those Entitled Holders exercising their right of over-allotment; provided, that no Founder exercising its right of first refusal pursuant to this Article 27 may grant any security interest and/or any other right of any kind or nature, either direct or indirect, with respect to or based upon the acquired securities or any other securities of the Company held by that Founder in connection with the purchase of any such Offered Shares. Any Entitled Holder that fails to respond to the Notice of Sale within said 14 day period shall be deemed to have waived its right of first refusal to exercise the Option in full.

27.3.3.

An Entitled Holder’s “pro-rata share”, for purposes of this Article 27, is the ratio of the number of Shares held by such Entitled Holder immediately prior to the proposed transfer of the Offered Shares (on an as- converted basis) in relation to the total number of Shares issued and outstanding immediately prior to the Disposition of the Offered Shares (on an as-converted basis) held by all the Entitled Holders (excluding the Selling Shareholder).

27.3.4.

The Option shall be exercised by delivery of a notice to the Selling Shareholder and the Company within fourteen (14) days of receipt of the Notice of Sale, stating the desire to purchase all or a portion of the pro rata share of such Offered Shares, and to the extent applicable, any additional shares as may be available for over-allotment, and stating therein the maximum amount of Offered Shares desired to be purchased. If the Entitled Holder(s) exercised the Option to purchase all but not less than all of the Offered Shares (the “Buying Shareholders”), they shall acquire all of the Offered Shares, in proportion to their respective pro rata shares; provided that no Buying Shareholder shall be entitled to acquire under the provisions of this Article 27 more than the number of Offered Shares initially accepted by such Buying Shareholder, and upon the allocation to that Buying Shareholder of the full number of shares so accepted, the Buying Shareholder shall be disregarded in any subsequent computations and allocations hereunder. Any shares remaining after the computation of such respective entitlements shall be re-allocated among the Buying Shareholder (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid. The purchase of the Offered Shares shall be on the same terms and conditions as stated in the Notice of Sale.

27.3.5.

If the Entitled Holders did not exercise the Option or exercised the Option to purchase less than all of the Offered Shares, then the Selling Shareholder shall be free, within ninety (90) days of the date of expiration of the Option, to sell all such Offered Shares at the price and on the terms contained in the Notice of Sale. If such sale is not consummated within such 90-day period, the Selling Shareholder shall not sell or transfer the Offered Shares, or any other shares acquired before or after the date hereof, without again complying with the provisions of this Article 27.

27.3.6.

An Entitled Holder may assign its right under this Article 27.3 to any Person who is a Permitted Transferee thereof. Should the purchase price specified in the Notice of Sale be payable in property other than cash, an unsecured promissory note, or a combination of both, the Entitled Holders shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the

Selling Shareholder and Entitled Holders holding a majority of the shares held by all Entitled Holders participating in the transaction cannot agree on such cash value within seven (7) days after receipt of the Notice of Sale, the valuation shall be made by an appraiser of recognized standing selected by the Selling Shareholder and Entitled Holders holding a majority of the shares held by all Entitled Holders participating in the transaction, or, if they cannot agree on an appraiser within seven (7) days after the end of such initial seven-day period, each shall select an appraiser (one (1) appraiser to be selected by the Selling Shareholder and one (1) appraiser to be selected by the Entitled Holders holding a majority of the shares held by all Entitled Holders participating in the transaction) of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The period for exercise of the right of first refusal by the Entitled Holders shall commence at such time that the valuation has been provided to all Entitled Holders. The cost of such appraisal shall be shared equally by the Selling Shareholder and the Entitled Holders who elected to exercise the right of first refusal.

27.3.7.

Notwithstanding, if the offer to the Entitled Holders under this Article 27.3 may, in the opinion of the Company’s counsel, constitute an offer to the public under applicable laws which is subject to prospectus requirements then such offer shall be limited to (i) the type of offerees the offering to which is exempted from such prospectus requirement, (i) offerees which are holders of Preferred Shares, and (iii) to such limited number of Entitled Holders with the highest holdings of shares in the Company (aggregating holdings of Permitted Transferees for the purpose of calculating the Entitled Holders with the highest holdings; provided that such Permitted Transferees holdings shall not be aggregated and they shall be considered as separate entities to the extent viewed as such by applicable law), and further provided that the Transfers to such Permitted Transferees were not made for the purpose of increasing the number of entities that are Permitted Transferees of the original Transferring Shareholder(s) eligible to participate in the offer to Shareholders under this Article 27.3, not including and in addition to the offerees under paragraph (i), the offering to which is exempted from such prospectus requirement.

27.4.

In the event that fractional shares will need to be transferred, the number of shares will be rounded to the nearest whole number so that only full shares will be transferred; provided that in no event will the Selling Shareholders be required to Dispose of more than the number of Offered Shares.

27.5.	The provisions of Article 27 shall be of no further force and effect immediately prior to and conditioned upon the consummation of a Qualified IPO.

28.	CO-SALE RIGHTS.

28.1.

Subject to Article 26 above, if at any time prior to a Qualified IPO or the consummation of a Deemed Liquidation, any Founder (or his Permitted Transferee, solely with respect to Ordinary Shares transferred thereto by such Founder as a Permitted Transfer) desires or proposes to effect a transfer of any Ordinary Shares held by such Founder (or his Permitted Transferee, solely with respect to Ordinary Shares transferred thereto by such Founder as a Permitted Transfer) (for the purpose of this Article 28 only, such Ordinary Shares shall be referred to as the “Offered Shares”), whether voluntary or involuntary, except for (i) Founder’s Permitted Sale according to Article 26 above; and (ii) Permitted Transfers according to Article 27.2 above, then the provisions of this Article 28 shall apply and any Entitled Investor shall have the right to participate on a pro rata basis in the proposed transfer and shall be entitled to sell the Participating Shareholder’s pro rata portion, as such term is defined below.

28.2.

Such Entitled Investor’s right to participate in such sale or transfer, shall be exercisable by a written notice to the Company and to the applicable Founder (or his Permitted Transferee, if applicable) (for the purpose of this Article 28 only, such Founder (or his Permitted Transferee, if applicable) shall be referred to as the “Selling Shareholder”) within fourteen (14) days after receipt of the Notice of Sale (as defined in Article 27.3 above), in which each Entitled Investor wishing to participate in such sale or transfer (each, a “Participating Shareholder”) shall notify the Selling Shareholder of the number of shares or securities it wishes to sell on the same terms and conditions as the Selling Shareholder. For the purpose of this Article 28, the term “Participating Shareholder’s pro rata portion” shall mean the number of shares owned at such time by the Participating Shareholder (on an as-converted basis), in proportion to the respective number of shares owned at such time by the Selling Shareholder and all the Participating Shareholder. If such option is exercised by the Participating Shareholders, the Selling Shareholder shall not proceed with such sale or transfer unless each Participating Shareholder is given the right to participate and the number of Offered Shares that the Selling Shareholder may sell in that sale or transfer shall be correspondingly reduced.

28.3.

Subject to the preceding paragraph, if the Participating Shareholders did not exercise their co-sale option in full, then the Selling Shareholder shall be free, within the 90-day period referenced in Article 27.3.5 above, to sell all such remaining shares to the prospective buyer set forth in the Notice of Sale at the price and on the terms contained in the Notice of Sale. If such sale is not consummated within such 90-day period, the Selling Shareholder shall not sell or transfer the Offered Shares, or any other shares acquired before or after the date hereof, without again complying with the provisions of this Articles 27 and 28.

28.4.

In the event that fractional shares will need to be transferred, the number of shares will be rounded to the nearest whole number so that only full shares will be transferred; provided that in no event will the Selling Shareholders be required to Dispose of more than the number of Offered Shares.

28.5.	The provisions of this Article 28 shall be of no further force and effect immediately prior to and conditioned upon the consummation of a Qualified IPO or the consummation of a Deemed Liquidation.

29.	BRING ALONG.

29.1.

Notwithstanding the provisions of Articles 26 to 28 above, and subject to the provisions of Articles 10.2 and 42 and without limitation of any provision of applicable law, if at any time prior to an IPO, Shareholders holding a majority of the Company’s issued and outstanding shares (calculated on an as-converted basis) including the Preferred Majority and the Preferred C and C-1 Majority (the “Proposing Shareholders”; the “Requisite Majority”), shall have approved and accepted in writing a transaction or series of related transactions with any person or entity (in this Article 29 each a “Buyer”) regarding a sale, whether through a purchase, merger or otherwise, of all the Company securities or a sale of all or substantially all of the Company’s assets (the “Transaction”) (provided, however that in the event that the Transaction yields to the holders of Preferred C-1 Shares at least 200% of the Original Issue Price of the Preferred C-1 Shares then the separate approval of the Preferred Majority and the Preferred C and C-1 Majority shall not be required as part of the Requisite Majority, and the consent of Shareholders holding a majority of the Company’s issued and outstanding shares (calculated on an as-converted basis) shall suffice), then:

29.1.1.

at every meeting of the Shareholders called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Proposing Shareholders with respect to any of the following, the other Shareholders (such other Shareholders, collectively, the “Remaining Holders”) shall vote all shares of the Company that such Remaining Holders then hold or for which such Remaining Holders otherwise then have voting power: (A) in favor of approval of the Transaction and any matter that could reasonably be expected to facilitate the Transaction, and (B) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Transaction) between the Company and any person or entity other than the party or parties to the Transaction or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to the Transaction or which could result in any of the conditions to the Company’s obligations under such agreement(s) not being fulfilled.

29.1.2.

If the Transaction is structured as (A) a merger or consolidation, each Remaining Holder shall waive any dissenting minority or similar rights in connection with such merger or consolidation, or (B) a sale of shares, each Remaining Holder shall agree to sell all of the shares and rights to acquire shares of the Company held by such Remaining Holder on the terms and conditions approved by the Participating Holders; provided, however, that notwithstanding anything stated to the contrary in these Articles, the Preferred Shareholders will not be required to participate, agree to, and/or sell their Company’s shares in the Transaction unless, with respect to any share purchase agreement, merger agreement and indemnification agreements to be entered into pursuant to the Transaction: (i) the liabilities set forth in such agreement will be several and not joint (other than with respect to funds that are placed in escrow to cover breach of representations, warranties and covenants of the Company, as well as breach by any Shareholder of any of identical representations, warranties and covenants provided by all Shareholders) and will in no event (other than fraud or willful misrepresentation or intentional breach) exceed the amount paid to each Preferred Shareholder pursuant to the Transaction, (ii) no Shareholder shall be liable for the inaccuracy of any representation or warranty made by any other Shareholder in connection with the Transaction (other than the Company, for the avoidance of doubt), except as contemplated in subpart (i) above, (iii) no holder of Preferred Shares shall be required to agree to any covenant not to compete, or covenant not to solicit customers, employees or suppliers of any party to the Transaction, and (iv) the representations and warranties each Preferred Shareholder will be required to make will be limited to his, her or its: (aa) authority to enter into the Transaction; (bb) ownership of its shares; (cc) shares being free and clear of any liens; (dd) non contravention and no breach of any applicable law or agreement; and (ee) when consideration is in the form of Buyer’s equity, standard representations relating to securities law matters.

29.1.3.

Each Remaining Holder shall take all necessary actions in connection with the consummation of the Transaction as requested by the Company or the Participating Holders and shall, if requested by the Participating Holders, execute and deliver any agreements and instruments prepared in connection with such Transaction which agreements are executed by the Participating Holders.

29.1.4.

Subject to the limitations set forth in this Article 29.1, if any of the Remaining Holders fail to execute and/or deliver the appropriate documentation required to effect the Transaction as set out in this Article 29 after reasonable requests to do so by the Company consistent with the terms of this Article 29, it is hereby agreed that such Remaining Holders shall be deemed to have given an irrevocable power of attorney to the Board of Directors to accept the Transaction on behalf of such Remaining Holder and any additional obligations, and to execute and deliver any agreements and instruments prepared in connection with such Transaction applicable to all Shareholders (including without limitation, any purchase agreements, indemnity agreements, escrow agreements, transfer instruments and deeds, any and all waivers, or related documents), and at the closing of the Transaction, to transfer all its shares to the Buyer. Each Remaining Holder hereby irrevocably appoints, to the full extent permitted by applicable law, any officer or director of the Company designated by the Board of Directors, as the sole and exclusive attorney and proxy of such Remaining Holder, to: (i) vote (at any general meeting or class meeting or any written consent in lieu of the same) and exercise all voting and related rights, to the full extent the Remaining Holder is entitled to do so, with respect to all of the shares in the Company that are beneficially owned by such Remaining Holder, and all other securities of the Company that are beneficially owned or will be owned by such Remaining Holder, and all other securities of the Company issued or issuable in respect thereof (the “Securities”) in favor of any matter necessary to complete the Transaction; and (ii) execute and/or deliver the appropriate documentation required to effect the Transaction as set out in this Article 29, all if and to the extent such Remaining Holder fails to vote all of such Remaining Holder’s Securities or execute and deliver such documents and instruments in accordance with the provisions of this Article 29 within three (3) days of the Company’s or the Participating Holders written request. This irrevocable consent shall be valid and in full force and effect for the purposes of this Article 29, and/or for the purposes of Section 341 of the Companies Law (“Section 341”), should it be applicable to such transaction.

29.1.5.

In the event that a Remaining Holder fails to surrender its certificate in connection with the consummation of a Transaction, such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the Buyer and the Board of Directors shall be authorized to establish an escrow account, for the benefit of such Remaining Holder into which the consideration for such securities represented by such cancelled certificate shall be deposited and to appoint a trustee to administer such account.

29.2.

The provisions of this Article 29 are in addition to (but may not be acted upon simultaneously with) the provisions of Section 341 and not in substitution of such provisions, and the Proposing Shareholders at their sole discretion may elect whether to act upon the provisions of this Article 29 and/or of Section 341. No Shareholder shall be entitled to request the Company, the other shareholders of the Company or any other party to the Transaction (e.g. the Buyer) to act upon the provisions of Section 341 and to object to the execution and delivery of any transaction documentation pertaining to the Transaction. The aforesaid Requisite Majority is hereby determined also for the purposes of Sections 341.

29.3.

For the avoidance of doubt, any proceeds payable to the Shareholders hereunder shall be distributed in accordance with the provisions relating to Deemed Liquidation as set forth in the Article 10.2 above.

30.	SHARE INCENTIVE PLANS

The Company shall not issue any securities, or any other right to subscribe for, or convert to, securities (including options or shares issued or granted under stock option or share incentive plan approved by the Board of Directors (the “Plan”)), unless the Plan shall include provisions that such securities are subject to the provisions of these Articles, including without limitation, Articles 27, 28 and 29 herein.

GENERAL MEETINGS

31.	ANNUAL GENERAL MEETING.

The Company does not have to hold an annual general meeting of the Company’s Shareholders except to the extent that is necessary in order to appoint the Company’s auditors. The function of the annual general meeting shall be to receive and consider the profit and loss account, the balance sheet and the ordinary reports and accounts of the Directors and auditors; to appoint auditors and to fix their remuneration; and to transact any other business which under these Articles or applicable law may be transacted by a general meeting. All general meetings other than the annual general meetings shall be called “Extraordinary General Meetings”.

32.	EXTRAORDINARY GENERAL MEETINGS.

The Board of Directors may, whenever it thinks fit, convene an Extraordinary General Meeting at such time and place, within or outside the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with Section 63 of the Companies Law.

33.	NOTICE OF GENERAL MEETINGS; OMISSION TO GIVE NOTICE; RECORD DATE.

33.1.

No less than seven (7) days’ prior notice shall be given of every general meeting. Each such notice shall specify the place, date and hour of the meeting and the general nature of each item to be acted upon thereat. Notice shall be given to all Shareholders who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued. Anything herein to the contrary notwithstanding, with the consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.

33.2.

Unless otherwise specified in these Articles, the Board of Directors shall specify a record date for determining the identity of the Shareholders entitled to receive notices of general meetings, vote in such meetings and for any other matter with regard to the rights of the Shareholders, including without limitation, the rights with regard to distribution of dividends, and shall notify the Shareholders of such record date at least 7 days prior to such date.

PROCEEDINGS AT GENERAL MEETINGS

34.	QUORUM.

34.1.

Subject to the provisions of Article 42, no business shall be transacted at a general meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business, and no resolution shall be passed unless the requisite quorum is present when the resolution is voted upon. Unless otherwise provided in these Articles, any two or more shareholder(s) (not in default in payment of any sum referred to in Article 40.1 below), present in person, or by audio or video conference (as set forth in Article 34.2 below), or by proxy and holding shares conferring in the aggregate a majority of the voting power of the Company, including the Preferred Majority, shall constitute a quorum.

34.2.

Shareholders entitled to be present and vote at a General Meeting may participate in a General Meeting by means of audio or video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation in a meeting shall constitute attendance in person at the meeting.

34.3.

Subject to the provisions of Article 42, if within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. If at such adjourned meeting the quorum specified in Article 34.1 is not present half an hour from the time stated, then any one or more Shareholders present in person or by proxy shall constitute a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened. If such quorum is not present the adjourned meeting shall be cancelled.

35.	CHAIRMAN.

The Chairman will serve as the chairman of the General Meetings of the Company. If the Board of Directors has no Chairman or if he is not present 15 minutes from the time stated for the commencement of the meeting, the Shareholders present at the meeting may choose someone amongst them to chair the meeting. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a shareholder or proxy of a shareholder if, in fact, he is also a shareholder or such proxy).

36.	ADOPTION OF RESOLUTIONS AT GENERAL MEETINGS.

36.1.

Unless otherwise prescribed by applicable law or by these Articles, including, without limitation in Article 42 below, Shareholders resolution shall be deemed adopted if approved by the holders of a majority of the voting power represented at the Shareholders meeting in person or by proxy and voting thereon.

36.2.

Every question submitted to a general meeting shall be decided by a show of hands, but if a written ballot is demanded by any Shareholder, present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded. A written ballot demanded on the election of a Chairman and on a question of an adjournment of a meeting shall be taken forthwith.

36.3.

A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be a prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

37.	RESOLUTIONS IN WRITING.

A resolution in writing signed by all of the Shareholders then entitled to attend and vote at general meetings or to which all such Shareholders have given their written consent (by letter, facsimile, e-mail or otherwise) shall be deemed to have been unanimously adopted as a regular, special or extraordinary resolution (as the case may be) at a general meeting duly convened and held. Any such resolution may consist of several documents in like form and signed or consented to as aforesaid, by one or more Shareholders.

38.	POWER TO ADJOURN.

38.1.

The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

38.2.

It shall not be necessary to give any notice of an adjournment, unless the meeting is adjourned for a date which is more than twenty-one (21) days, in which event notice thereof shall be given in the manner required for the meeting as originally called.

39.	VOTING POWER.

Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, including, without limitation, the provisions of Article 42 below, every Shareholder present in person or by proxy, whether in a vote by a show of hands or by written ballot or by any other means, shall have one vote for each Ordinary Share held by such Shareholder of record and in the case of a Preferred Shareholder, one vote for each Ordinary Share into which the Preferred Shares held by such Shareholder of record could be converted.

40.	VOTING RIGHTS.

40.1.	No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), with respect to shares for which duly made calls have not been paid.

40.2.

A company or other corporate body being a Shareholder of the Company may authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to the Chairman.

40.3.

Any Shareholder entitled to vote may vote either personally or by proxy (who need not be a shareholder of the Company), or, if the Shareholder is a company or other corporate body, by a representative authorized pursuant to Article 40.2 above.

40.4.

If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the orders in which the names stand in the Register of Shareholders.

41.	CLASS MEETINGS.

The provisions of these Articles relating to general meetings shall apply mutatis mutandis to any separate general meeting of the holders of shares of a particular class; provided, however, that the requisite quorum at such separate meeting shall be Shareholder(s) present in person or proxy holding shares conferring in the aggregate a majority of the voting power of the shares of such class, on an as-converted basis.

42.	NEGATIVE COVENANTS.

42.1.

Until the consummation of an IPO, the Company shall not, without the prior approval of the Board of Directors, including the affirmative vote or written consent of at least two of the Investor Directors:

42.1.1.	appoint and remove the General Manager (as defined below) of the Company and determinate his/her employment terms;

42.1.2.

material changes in the nature of the Company’s business or transactions, enter into new lines of business or transactions that are materially different from the Company’s current line of business, or exit the current line of business;

42.1.3.	approve transactions relating to the Company’s products or technology, which are not in the ordinary course of business;

42.1.4.	adopt or change any signatory rights on behalf of the Company;

42.1.5.	approve the Company’s annual budget or approve or affect any material deviation therefrom;

42.1.6.	grant any loans or advances to employees of the Company, other than in the framework approved by the Board of Directors;

42.1.7.	determine the terms and conditions of an IPO, other than a Qualified IPO; and

42.1.8.	form, or invest in, any entity which is not wholly owned by the Company.

42.2.	In addition, and until the consummation of an IPO, the Company shall not, without first obtaining the consent (by vote or written consent) of the Preferred Majority:

42.2.1.

amend or otherwise modify these Articles, in a manner adversely affecting the rights, preferences or privileges of the Preferred Shares (provided that any issuance of a class or series of shares having rights senior to, or in parity with, Preferred Shares shall not in itself be deemed to adversely affect the rights, preferences or privileges of such Preferred Shares);

42.2.2.

take any action which would have the effect of adversely amending or adversely affecting any of the rights, preferences or privileges of the Preferred Shares (provided that any issuance of a class or series of shares having rights senior to, or in parity with, Preferred Shares shall not in itself be deemed to adversely affect the rights, preferences or privileges of such Preferred Shares);

42.2.3.

the authorization or issuance of any shares, or other rights or securities convertible into or exchangeable for shares, with rights equal to or superior to the rights of the Preferred C-1 Shares, except for issuance of shares for the purpose of equity fund raising at a price per share equal to at least one and a half (1.5) times the Original Issue Price of the Preferred C-1 Shares (a “Qualified Financing”).

42.2.4.

approving the merger, consolidation, acquisition or other reorganization of the Company, or sale, lease, other disposition of, or pledge or grant of any security interest in a material asset or all or substantially all of the Company’s assets or shares, or any other transaction as a result of which more than 50% of the shares of the Company or voting power will be held by any party (including, without limitation, any Deemed Liquidation), unless such transaction yields to the holders of Preferred C-1 Shares at least 200% of the Original Issue Price of the Preferred C-1 Shares;

42.2.5.	increase the number of the Directors above eight (8) or change the composition of the Board of Directors, except in connection with a Qualified Financing;

42.2.6.

declaration or payment of any dividend or other distribution of cash, securities, or other assets or redemption or repurchase of any securities of the Company (other than pursuant to employee benefits plans approved by the Board of Directors, at no more than cost or as otherwise contemplated under these Articles);

42.2.7.

adoption and/or amendment to employee equity based plans and any increase of the Company’s reserve for employee equity based plans (other than in connection with a Qualified Financing) and the grant of options or other equity based award outside of the scope of a previously approved employee equity based plan.

42.2.8.	any interested or related party transaction, including without limitation, any transaction with any Shareholder, Director or Officer or any Affiliate thereof;

42.2.9.	the liquidation, dissolution or winding up of the Company or termination of all or a substantial part of the Company’s business;

42.2.10.	creation of any mortgage, pledge or other security interest in any material asset of the Company;

42.2.11.	incurrence or authorization of incurrence of any indebtedness other than in the ordinary course of business or obtaining any loans or other financial debt;

42.2.12.	making any loans to, or guaranteeing the repayment of any debt of any third party;

42.2.13.	entering into any sale, exclusive licensing, distribution or partnership agreement with respect to the Company’s intellectual property that is not the ordinary course of business;

42.2.14.	appointing and removing of the Auditors; and

42.2.15.	any repurchase or redemption of any equity security of the Company, other than with respect to equity securities issued within the scope of employee equity based plans approved by the Board.

42.3.

In addition to the foregoing, until the consummation of an IPO the Company will not, without the prior consent of the Preferred Majority (including the affirmative vote of Aptiv as long as Aptiv holds any securities of the Company and of Magna as long as Magna holds any securities of the Company, which shall not be unreasonably delayed, conditioned or withheld): (i) amend, waive or repeal any provision of these Articles that adversely affect the rights, preferences or privileges of the Preferred B Shares (provided, that any issuance of a class or series of shares having rights senior to, or in parity with, the Preferred B Shares and changes to the Articles in connection with such financing round shall not in itself be deemed to adversely affect the rights, preferences or privileges of the existing Preferred B Shares); (ii) adversely amend, waive or repeal the Company’s obligation to provide financial information, reports and inspection rights to the holders of Preferred B Shares, (iii) take any decision to materially reduce or cease its development of advanced LIDAR solutions; or (iv) amend this Article 42.3.

42.4.

In addition to the foregoing, until the consummation of an IPO the Company will not, without the prior consent of the Preferred Majority (including the affirmative vote of holders of the Preferred C Majority), which shall not be unreasonably delayed, conditioned or withheld): (i) amend, waive or repeal any provision of these Articles that adversely affect the rights, preferences or privileges of the Preferred C Shares (provided, that any issuance of a class or series of shares having rights senior to, or in parity with, the Preferred C Shares and changes to the Articles in connection with such financing round shall not in itself be deemed to adversely affect the rights, preferences or privileges of the existing Preferred C Shares); (ii) adversely amend, waive or repeal the Company’s obligation to provide financial information, reports and inspection rights to the holders of Preferred C Shares, or (iii) amend this Article 42.4 or Article 10.2A.

42.5.

In addition to the foregoing, until the consummation of an IPO the Company will not, without the prior consent of the Preferred Majority (including the affirmative vote of holders of the Preferred C-1 Majority): (i) amend, waive or repeal any provision of these Articles that adversely affect the rights, preferences or privileges of the Preferred C-1 Shares (provided, that any issuance of a class or series of shares having rights senior to, or in parity with, the Preferred C-1 Shares and changes to the Articles in connection with such financing round shall not in itself be deemed to adversely affect the rights, preferences or privileges of the existing Preferred C-1 Shares); (ii) adversely amend, waive or repeal the Company’s obligation to provide financial information, reports and inspection rights to the holders of Preferred C-1 Shares, (iii) amend this Article 42.4, Article 10.2A or amend the definition of the Preferred C-1 Majority or remove the reference to the Preferred C-1 Majority from any Article or (iv) amend or remove any reference in Articles 29, 42.2.3 or 42.2.4 to the Original Issue Price of the Preferred C-1 Shares issued under the Series C-1 SPA or the definition of Qualified IPO, in each case, which would result in a lower threshold thereunder.

42.6.

In addition to the foregoing, until the consummation of an IPO the Company will not, without the prior consent of the Preferred C and C-1 Majority, amend this Article 42.6, Article 10.2A or amend the definition of the Preferred C and C-1 Majority or remove the reference to the Preferred C and C-1 Majority from any Article, including Articles 10.3.2(ii), 10.3.3, 11.1 and 29.1.

42.7.

The aforesaid Negative Covenants shall also apply to actions by any subsidiary of the Company (if any) and shall replace all restrictive provisions in effect prior to the date of adoption of these Articles.

PROXIES

43.	INSTRUMENT OF APPOINTMENT.

43.1.

The instrument appointing a proxy shall be in writing and shall be substantially in the following form or in any usual or common form or in such other form as may be approved by the Board of Directors. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal or stamp by its duly authorized agent(s) or attorney(s):

“I,	of
(Name of Shareholder)		(Address of Shareholder)

being a shareholder of Innoviz Technologies Ltd. (the “Company”),

hereby appoint(s)		of
	(Name of Proxy)	(Addressof Proxy)
As my proxy, to vote for me and on my behalf at the General Meeting of the Company to be held on the ___ day of ______, 20__, and at any adjournment(s) thereof.
Signed this ___ day of ________, 20___.

(Signature of Appointer)”

43.2.

The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its Office, or at its principal place of business or at such place as the Board of Directors may specify) before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

44.	EFFECT OF DEATH OF APPOINTER OR REVOCATION OF APPOINTMENT.

A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death of the appointing shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast; provided no written intimation of such death, revocation or transfer shall have been received by the Company or by the Chairman of the meeting before such vote is cast and provided, further, that the appointing shareholder, if present in person at said meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.

BOARD OF DIRECTORS

45.	POWERS OF BOARD OF DIRECTORS.

45.1.

In General. In addition to all powers and authorities of the Board of Directors as specified in the Companies Law, the determination of the Company’s policy, and the supervision of the General Manager (as defined below) and the Company’s officers shall be vested in the Board of Directors. In addition, the Board of Directors may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by the Company in General Meeting or by the General Manager or the Chief Executive Officer of the Company (in these Articles referred to as the “General Manager”) under his express or residual authority. The authority conferred on the Board of Directors by this Article 45.1 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in general meeting; provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

45.2.

Borrowing Power. Subject to Article 42 and otherwise subject to these Articles, the Board of Directors may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it may think fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

45.3.

Reserves. The Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall think fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

46.	EXERCISE OF POWERS OF DIRECTORS; WRITTEN RESOLUTION.

46.1.

A meeting of the Board of Directors at which a Quorum (as defined in Article 57 below) is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

46.2.

Subject to the provisions of Article 42, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon. The office of Chairman shall not, by itself, entitle the holder thereof to a second or a casting vote.

46.3.

The Board of Directors may operate and adopt resolutions in writing, including by facsimile or other electronic means, or by telephone or any other means of communication, without convening a meeting of the Board of Directors; provided that all directors then in office and lawfully entitled to participate in the discussion on the proposed matter and to vote thereon (as conclusively determined by the Chairman) have given their written consent not to convene a meeting on such matters. Minutes of such resolutions, including the resolution not to convene a meeting, shall be signed by the chairman of the Board of Directors.

47.	DELEGATION OF POWERS; COMMITTEES.

47.1.

Subject to the provisions of the Companies Law, the Board of Directors may delegate any or all of its powers to committees (a “Committee”), each consisting of two or more Directors and it may from time to time revoke such delegation or alter the composition of any such Committee, provided that in any event all Investor Directors and the director appointed by the Founders shall have the right to serve on such Committees. Any Committee shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meeting and proceeding of any such Committee shall be governed, in the relevant changes, by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article 47. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee, such Committee shall not be empowered to further delegate powers.

47.2.

The Board of Directors may, subject to the provisions of the Companies Law, from time to time, appoint a Secretary to the Company, as well as Officers, agents, employees and independent contractors, as the Board of Directors may think fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it thinks fit.

47.3.

The Board of Directors may from time to time by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretion, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

48.	COMPOSITION.

48.1.	The Board of Directors and the board of directors of each subsidiary thereof, if any, shall consist of a total of up to seven (7) members as follows:

48.1.1.

one (1) director shall be appointed, dismissed and replaced by CMS by a written notice to the Company, so long that CMS holds shares of the Company constituting at least 4% of the issued and outstanding shares of the Company on an as-converted basis. For as long as CMS is entitled to appoint a director under this Article 48.1.1, any amendment or termination of this Article 48.1.1 shall require the prior written consent thereof. CMS may assign its rights in this Article 48.1.1 to any transferee of its shares (subject to such transferee meeting the holdings qualifications above);

48.1.2.

one (1) director shall be appointed, dismissed and replaced by Magma, by a written notice to the Company, so long as Magma holds shares of the Company constituting at least 5% of the issued and outstanding shares of the Company on an as-converted basis. For as long as Magma is entitled to appoint a director under this Article 48.1.2, any amendment or termination of this Article 48.1.2 shall require the prior written consent of Magma. Magma may assign its rights in this Article 48.1.2 to any transferee of its shares (subject to such transferee meeting the holdings qualifications above);

48.1.3.

one (1) director shall be appointed, dismissed and replaced by Vertex, by a written notice to the Company, so long as Vertex holds shares of the Company constituting at least 5% of the issued and outstanding shares of the Company on an as-converted basis. For as long as Vertex is entitled to appoint a director under this Article 48.1.3, any amendment or termination of this Article 48.1.3 shall require the prior written consent of Vertex. Vertex may assign its rights in this Article 48.1.3 to any transferee of its shares (subject to such transferee meeting the holdings qualifications above);

48.1.4.

one (1) director shall be appointed, dismissed and replaced by Shefa Capital, by a written notice to the Company, (i) prior to June 30, 2021, so long as Shefa Capital holds shares of the Company, and (ii) as of June 30, 2021, so long as Shefa Capital holds shares of the Company constituting at least 5% of the issued and outstanding shares of the Company on an as-converted basis. For as long as Shefa Capital is entitled to appoint a director under this Article 48.1.4, any amendment or termination of this Article 48.1.4 shall require the prior written consent of Shefa Capital, in its sole discretion. Shefa Capital may assign its rights in this Article 48.1.4 to any transferee of its shares (subject to such transferee meeting the holdings qualifications above);

48.1.5.

one (1) director shall be Zohar Zisapel, so long as he holds shares of the Company constituting at least 5% of the issued and outstanding shares of the Company on an as-converted basis. For as long as Zohar Zisapel is entitled to serve as a director under this Article 48.1.5, any amendment or termination of this Article 48.1.5 shall require the prior written consent of Zohar Zisapel; and

48.1.6.

two (2) of the directors shall be Mr. Omer Keilaf and Mr. Oren Rosenzweig, provided, that (i) in the event that at any time Mr. Omer Keilaf no longer acts as the Company’s serving General Manager (the “GM Director”), the then serving General Manager shall be appointed as the GM Director instead of Mr. Omer Keilaf, and (ii) in the event that at any time Mr. Oren Rosenzweig no longer serves as a director Mr. Oren Buskila shall act as a director.

48.2.

Until the closing of an IPO and for as long as Amiti holds shares of the Company constituting at least 3% of the issued and outstanding shares of the Company on an as-converted basis, Amiti shall be entitled, by written notice to the Company, to appoint, remove and replace one person, to serve as non-

voting representative of Amiti to the Board of Directors (the “Amiti Observer”). The Amiti Observer shall be entitled to receive notices of and participate in all meetings of the Board of Directors and committees thereof whether held telephonically or by any other means of communication and receive copies of all materials provided to the Board of Directors in respect of such meetings and at the same time as such materials are provided to the members of the Board of Directors and committees thereof, but shall not have a voting power. Notwithstanding the above, the Company shall have the right to exclude the Amiti Observer from a meeting or portions of meetings of the Board of Directors or omit to provide the Amiti Observer with certain information if the Company, acting in good faith, reasonably believes that (i) based on the advice of Company counsel, such exclusion or omission is necessary in order to preserve the attorney-client privilege, or (ii) there is a potential conflict of interest between the Company and the Amiti Observer and/or Amiti in a particular subject matter but only to the minimum extent required in order to eliminate the risk of such a conflict. As a pre-condition to a person serving as the Amiti Observer, such person shall execute and deliver to the Company a non-disclosure agreement in a customary form reasonably requested by the Company. For as long as Amiti is entitled to appoint an observer under this Article 48.2, any amendment or termination of this Article 48.2 shall require the prior written consent of Amiti. Amiti may assign its rights in this Article 48.2 to any transferee of its shares (subject to such transferee meeting the qualifications above).

48.3.

Until the closing of an IPO and for as long as the Founders collectively hold shares of the Company constituting more than 3% of the issued and outstanding shares of the Company on an as-converted basis, the Founders shall be entitled, by written notice to the Company signed by the Founders holdings the majority of the Ordinary Shares held by all Founders, to appoint, remove and replace one person, to serve as non-voting representative of the Founders to the Board of Directors (the “Founders Observer”). The Founders Observer shall be entitled to receive notices of and participate in all meetings of the Board of Directors whether held telephonically or by any other means of communication and receive copies of all materials provided to the Board of Directors in respect of such meetings and at the same time as such materials are provided to the members of the Board of Directors, but shall not have a voting power. Notwithstanding the above, the Company shall have the right to exclude the Founders Observer from a meeting or portions of meetings of the Board of Directors or omit to provide the Founders Observer with certain information if the Company, acting in good faith, reasonably believes that (i) based on the advice of Company counsel, such exclusion or omission is necessary in order to preserve the attorney-client privilege, or (ii) there is a potential conflict of interest between the Company and the Founders Observer and/or any of the Founders in a particular subject matter but only to the minimum extent required in order to eliminate the risk of such a conflict. As a pre-condition to a person serving as the Founders Observer, such person shall execute and deliver to the Company a non-disclosure agreement in a customary form reasonably requested by the Company. For as long as the Founders are entitled to appoint an observer under this Article 48.3, any amendment or termination of this Article 48.3 shall require the prior written consent of the Founders (or any Permitted Transferee thereof) holding a majority of the Ordinary Shares held by the Founders.

48.4.

Until the closing of an IPO and for as long as CMS holds shares of the Company constituting at least 3% of the issued and outstanding shares of the Company on an as-converted basis, in the event that CMS is not entitled to appoint a director in accordance with the provisions of Article 48.1.1 above, CMS shall be entitled, by written notice to the Company, to appoint, remove and replace one person, to serve as non-voting representative of CMS to the Board of Directors (the “CMS Observer”). The CMS Observer shall be entitled to receive notices of and participate in all meetings of the Board of Directors and committees thereof whether held telephonically or by any other means of communication and receive copies of all materials provided to the Board of Directors in respect of such meetings and at the same time as such materials are provided to the members of the Board of Directors and committees thereof, but shall not have a voting power. Notwithstanding the above, the Company shall have the right to exclude the CMS Observer from a meeting or portions of meetings of the Board of Directors or omit to provide the CMS Observer with certain information if the Company, acting in good faith, reasonably believes that (i) based on the advice of Company counsel, such exclusion or omission is necessary in order to preserve the attorney-client privilege, or (ii) there is a potential conflict of interest between the Company and the CMS Observer and/or CMS in a particular subject matter but only to the minimum extent required in order to eliminate the risk of such a conflict. As a pre-condition to a person serving as the CMS Observer, such person shall execute and deliver to the Company a non-disclosure agreement in a customary form reasonably requested by the Company. For as long as CMS is entitled to appoint an observer under this Article 48.4, any amendment or termination of this Article 48.4 shall require the prior written consent of CMS. CMS may assign its rights in this Article 48.4 to any transferee of its shares (subject to such transferee meeting the qualifications above).

48.5.

Until the closing of an IPO and for as long as Harel Insurance Company Ltd. and (“Harel”), and Phoenix Insurance Company Ltd. (“Phoenix”) with their Affiliates jointly hold shares of the Company constituting at least 3% of the issued and outstanding shares of the Company on an as-converted basis, Harel and Phoenix shall be jointly entitled, by written notice to the Company, to appoint, remove and replace one person, to serve as non-voting representative of Harel and Phoenix to the Board of Directors (the “Harel & Phoenix Observer”). The Harel & Phoenix Observer shall be entitled to receive notices of and participate in all meetings of the Board of Directors and committees thereof whether held telephonically or by any other means of communication and receive copies of all materials provided to the Board of Directors in respect of such meetings and at the same time as such materials are provided to the members of the Board of Directors and committees thereof, but shall not have a voting power. Notwithstanding the above, the Company shall have the right to exclude the Harel & Phoenix Observer from a meeting or portions of meetings of the Board of Directors or omit to provide the Harel & Phoenix Observer with certain information if the Company, acting in good faith, reasonably believes that (i) based on the advice of Company counsel, such exclusion or omission is necessary in order to preserve the attorney-client privilege, or (ii) there is a potential conflict of interest between the Company and the Harel & Phoenix Observer and/or Harel or Phoenix in a particular subject matter but only to the minimum extent required in order to eliminate the risk of such a conflict. As a pre-condition to a person serving as the Harel & Phoenix Observer, such person shall execute and deliver to the Company a non-disclosure agreement in a customary form reasonably requested by the Company. For as long as Harel and Phoenix are entitled to appoint an observer under this Article 48.5, any amendment or termination of this Article 48.5 shall require the prior joint written consent of Harel and Phoenix. Harel and Phoenix may assign their rights in this Article 48.5 to any transferee of its shares (subject to such transferee meeting the qualifications above).

48.6.

Until the closing of an IPO and for as long as Magma holds shares of the Company constituting at least 3% of the issued and outstanding shares of the Company on an as-converted basis, in the event that Magma is not entitled to appoint a director in accordance with the provisions of Article 48.1.2 above, Magma shall be entitled, by written notice to the Company, to appoint, remove and replace one person, to serve as non-voting representative of Magma to the Board of Directors (the “Magma Observer”). The Magma Observer shall be entitled to receive notices of and participate in all meetings of the Board of Directors and committees thereof whether held telephonically or by any other means of communication and receive copies of all materials provided to the Board of Directors in respect of such meetings and at the same time as such materials are provided to the members of the Board of Directors and committees thereof, but shall not have a voting power. Notwithstanding the above, the Company shall have the right to exclude the Magma Observer from a meeting or portions of meetings of the Board of Directors or omit to provide the Magma Observer with certain information if the Company, acting in good faith, reasonably believes that (i) based on the advice of Company counsel, such exclusion or omission is necessary in order to preserve the attorney-client privilege, or (ii) there is a potential conflict of interest between the Company and the Magma Observer and/or Magma in a particular subject matter but only to the minimum extent required in order to eliminate the risk of such a conflict. As a pre-condition to a person serving as the Magma Observer, such person shall execute and deliver to the Company a non-disclosure agreement in a customary form reasonably requested by the Company. For as long as Magma is entitled to appoint an observer under this Article 48.6, any amendment or termination of this Article 48.6 shall require the prior written consent of Magma. Magma may assign its rights in this Article 48.6 to any transferee of its shares (subject to such transferee meeting the qualifications above).

48.7.

Until the closing of an IPO and for as long as Vertex holds shares of the Company constituting at least 3% of the issued and outstanding shares of the Company on an as-converted basis, in the event that Vertex is not entitled to appoint a director in accordance with the provisions of Article 48.1.3 above, Vertex shall be entitled, by written notice to the Company, to appoint, remove and replace one person, to serve as non-voting representative of Vertex to the Board of Directors (the “Vertex Observer”). The Vertex Observer shall be entitled to receive notices of and participate in all meetings of the Board of Directors and committees thereof whether held telephonically or by any other means of communication and receive copies of all materials provided to the Board of Directors in respect of such meetings and at the same time as such materials are provided to the members of the Board of Directors and committees thereof, but shall not have a voting power. Notwithstanding the above, the Company shall have the right to exclude the Vertex Observer from a meeting or portions of meetings of the Board of Directors or omit to provide the Vertex Observer with certain information if the Company, acting in good faith, reasonably believes that (i) based on the advice of Company counsel, such exclusion or omission is necessary in order to preserve the attorney-client privilege, or (ii) there is a potential conflict of interest between the Company and the Vertex Observer and/or Vertex in a particular subject matter but only to the minimum extent required in order to eliminate the risk of such a conflict. As a pre-condition to a person serving as the Vertex Observer, such person shall execute and deliver to the Company a non-disclosure agreement in a customary form reasonably requested by the Company. For as long as Vertex is entitled to appoint an observer under this Article 48.7, any amendment or termination of this Article 48.7 shall require the prior written consent of Vertex. Vertex may assign its rights in this Article 48.7 to any transferee of its shares (subject to such transferee meeting the qualifications above).

48.8.

Until the closing of an IPO and for as long as Shefa Capital holds shares of the Company constituting at least 3% of the issued and outstanding shares of the Company on an as-converted basis, in the event that Shefa Capital is not entitled to appoint a director in accordance with the provisions of Article 48.1.3 above, Shefa Capital shall be entitled, by written notice to the Company, to appoint, remove and replace one person, to serve as non-voting representative of Shefa Capital to the Board of Directors (the “Shefa Capital Observer”). The Shefa Capital Observer shall be entitled to receive notices of and participate in all meetings of the Board of Directors and committees thereof whether held telephonically or by any other means of communication and receive copies of all materials provided to the Board of Directors in respect of such meetings and at the same time as such materials are provided to the members of the Board of Directors and committees thereof, but shall not have a voting power. Notwithstanding the above, the Company shall have the right to exclude the Shefa Capital Observer from a meeting or portions of meetings of the Board of Directors or omit to provide the Shefa Capital Observer with certain information if the Company, acting in good faith, reasonably believes that (i) based on the advice of Company counsel, such exclusion or omission is necessary in order to preserve the attorney-client privilege, or (ii) there is a potential conflict of interest between the Company and the Shefa Capital Observer and/or Shefa Capital in a particular subject matter but only to the minimum extent required in order to eliminate the risk of such a conflict. As a pre-condition to a person serving as the Shefa Capital Observer, such person shall execute and deliver to the Company a non-disclosure agreement in a customary form reasonably requested by the Company. For as long as Shefa Capital is entitled to appoint an observer under this Article 48.8, any amendment or termination of this Article 48.8 shall require the prior written consent of Shefa Capital. Shefa Capital may assign its rights in this Article 48.848.7 to any transferee of its shares (subject to such transferee meeting the qualifications above).

48.9.

Until the closing of an IPO and for as long as Zohar Zisapel holds shares of the Company constituting at least 3% of the issued and outstanding shares of the Company on an as-converted basis, in the event that Zohar Zisapel is not entitled to appoint a director in accordance with the provisions of Article 48.1.4 above, Zohar Zisapel shall be entitled, by written notice to the Company, to appoint, remove and replace one person, to serve as non-voting representative of Zohar Zisapel to the Board of Directors (the “Zohar Zisapel Observer”). The Zohar Zisapel Observer shall be entitled to receive notices of and participate in all meetings of the Board of Directors and committees thereof whether held telephonically or by any other means of communication and receive copies of all materials provided to the Board of Directors in respect of such meetings and at the same time as such materials are provided to the members of the Board of Directors and committees thereof, but shall not have a voting power. Notwithstanding the above, the Company shall have the right to exclude the Zohar Zisapel Observer from a meeting or portions of meetings of the Board of Directors or omit to provide the Zohar Zisapel Observer with certain information if the Company, acting in good faith, reasonably believes that (i) based on the advice of Company counsel, such exclusion or omission is necessary in order to preserve the attorney-client privilege, or (ii) there is a potential conflict of interest between the Company and the Zohar Zisapel Observer and/or Zohar Zisapel in a particular subject matter but only to the minimum extent required in order to eliminate the risk of such a conflict. As a pre-condition to a person serving as the Zohar Zisapel Observer, such person shall execute and deliver to the Company a non-disclosure agreement in a customary form reasonably requested by the Company. For as long as Zohar Zisapel is entitled to appoint an observer under this Article 48.8, any amendment or termination of this Article 48.8 shall require the prior written consent of Zohar Zisapel. Zohar Zisapel may assign its rights in this Article 48.8 to any transferee of its shares (subject to such transferee meeting the qualifications above).

48.10.

Until the closing of an IPO and for as long as West Fountain Global Fund Limited Partnership (“WFGF”) holds shares of the Company constituting at least three percent (3%) of the issued and outstanding shares of the Company on an as-converted basis, WFGF shall be entitled, by written notice to the Company, to appoint, remove and replace one person, to serve as non-voting representative of WFGF to the Board (the “WFGF Observer”). The WFGF Observer shall be entitled to receive notices of and participate in all meetings of the Board of Directors and committees thereof whether held telephonically or by any other means of communication and receive copies of all materials provided to the Board in respect of such meetings and at the same time as such materials are provided to the members of the Board and committees thereof, but shall not have a voting power. Notwithstanding the above, the Company shall have the right to exclude the WFGF Observer from a meeting or portions of meetings of the Board or omit to provide the WFGF Observer with certain information if the Company, acting in good faith, reasonably believes that (i) based on the advice of Company counsel, such exclusion or omission is necessary in order to preserve the attorney-client privilege, or (ii) there is a potential conflict of interest between the Company and the WFGF Observer and/or WFGF in a particular subject matter but only to the minimum extent required in order to eliminate the risk of such a conflict. As a pre-condition to a person serving as the WFGF Observer, such person shall execute and deliver to the Company a non-disclosure agreement in a customary form reasonably requested by the Company. WFGF shall be entitled to notify the Company in writing of the WFGF Observer representative any time and the WFGF Observer shall then immediately become effective and able to participate in any Board meetings, subject to the limitations set forth above. Additionally, the WFGF Observer may be replaced by WFGF at any time, at its sole discretion, by providing the Company written notice of its replacement WFGF Observer. Such replacement WFGF Observer shall execute and deliver to the Company a non-disclosure agreement as described in this paragraph. For as long as WFGF is entitled to appoint an observer under this Article 48.7, any amendment or termination of this Article 48.7 shall require the prior written consent of WFGF. WFGF may assign its rights in this Article 48.7 to any transferee of its shares (subject to such transferee meeting the qualifications above).

48.11.

Until the closing of an IPO and for as long as SK China Company Limited (“SK”) holds shares of the Company constituting at least three percent (3%) of the issued and outstanding shares of the Company on an as-converted basis, SK shall be entitled, by written notice to the Company, to appoint, remove and replace one person, to serve as non-voting representative of SK to the Board (the “SK Observer”). The SK Observer shall be entitled to receive notices of and participate in all meetings of the Board of Directors and committees thereof whether held telephonically or by any other means of communication and receive copies of all materials provided to the Board in respect of such meetings and at the same time as such materials are provided to the members of the Board and committees thereof, but shall not have a voting power. Notwithstanding the above, the Company shall have the right to exclude the SK Observer from a meeting or portions of meetings of the Board or omit to provide the SK Observer with certain information if the Company, acting in good faith, reasonably believes that (i) based on the advice of Company counsel, such exclusion or omission is necessary in order to preserve the attorney-client privilege, or (ii) there is a potential conflict of interest between the Company and the SK Observer and/or SK in a particular subject matter but only to the minimum extent required in order to eliminate the risk of such a conflict. As a pre-condition to a person serving as the SK Observer, such person shall execute and deliver to the Company a non-disclosure agreement in a customary form reasonably requested by the Company. SK shall be entitled to notify the Company in writing of the SK Observer representative any time and the SK Observer shall then immediately become effective and able to participate in any Board meetings, subject to the limitations set forth above. Additionally, the SK Observer may be replaced by SK at any time, at its sole discretion, by providing the Company written notice of its replacement SK Observer. Such replacement SK Observer shall execute and deliver to the Company a non-disclosure agreement as described in this paragraph. For as long as SK is entitled to appoint an observer under this Article 48.7, any amendment or termination of this Article 48.7 shall require the prior written consent of SK. SK may assign its rights in this Article 48.7 to any transferee of its shares (subject to such transferee meeting the qualifications above).

49.	APPOINTMENT AND REMOVAL OF DIRECTORS; VACANCIES.

Appointment, removal and replacement of Directors shall be effected by furnishing written notification to the Company by those entitled to appoint such Directors, and shall become effective on the date fixed in such notice.

50.	QUALIFICATION OF DIRECTORS.

No person shall be disqualified as a Director by reason of his or her not holding shares in the Company.

51.	CONTINUING DIRECTORS IN THE EVENT OF VACANCIES.

Any vacancy in a directorship shall be filled only be a person nominated by those who are entitled to appoint the vacant director seat. In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, and, pending the filling of any vacancy pursuant to the provisions of Article 52, may temporarily fill any such vacancy.

52.	VACATION OF OFFICE.

52.1.

The office of a Director shall be vacated automatically: (i) upon his death, (ii) if he is found to be legally incompetent, (iii) if he becomes bankrupt, (iv) if the Director is a company, upon its winding-up, (v) if he is prevented by applicable law from serving as a Director, (vi) if his directorship expires pursuant to these Articles and/or applicable law, (vii) if the Person appointed him is no longer entitled to appoint him, (viii) in case of the GM Director, upon such time as he is no longer the General Manager of the Company, or (ix) if he is removed from office by written notice to the Company pursuant to the provisions of Article 49 above.

52.2.

The office of the Director shall be vacated by his written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

53.	REMUNERATION OF DIRECTORS.

53.1.	A Director may be paid remuneration by the Company for his services as Director, subject to the provisions of the Companies Law.

53.2.

If a Director, willing to do so, is called upon to fulfill special services or make special efforts for any of the Company’s objects, by traveling abroad or staying there or otherwise, the Company may pay him a salary at a fixed rate or a percentage of its profits or otherwise as the Board of Directors may decide and subject to the provisions of the Companies Law, and such salary may be in addition to or in place of the fixed remuneration (if any).

53.3.

Directors and Alternate Directors, who are not employees of the Company, shall be entitled to reimbursement from the Company for all reasonable travel, board and lodging expenses incurred in connection with performance of their duties as members of the Board of Directors.

54.	CONFLICT OF INTERESTS.

54.1.

Subject to the provisions of the Companies Law and these Articles, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract of otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

54.2.

Unless and to the extent provided otherwise in the Companies Law, a Director or other office holder, shall not participate in deliberations concerning, nor vote upon a resolution approving, a transaction with the Company in which he has a personal interest.

55.	ALTERNATE DIRECTORS.

55.1.

Subject to the provisions of the Companies Law, a Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever.

55.2.

Any notice given to the Company as aforesaid shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

55.3.

An Alternate Director shall have all the rights and obligations of the Director who appointed him; provided, however, that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides); provided further, that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present or at which the Director appointing him is not entitled to participate in accordance with applicable law.

55.4.

Any natural person (including another Director and/or a Shareholder which is a natural person) may act as an Alternate Director, provided, that a person who is not qualified to be appointed as a Director may not be appointed as an Alternate Director.

55.5.	An Alternate Director shall be responsible for his own acts and defaults, as provided in the Companies Law.

55.6.

The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 52 and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

PROCEEDINGS OF THE BOARD OF DIRECTORS

56.	MEETINGS.

56.1.

The Board of Directors may meet and adjourn its meetings at such places either within or without the State of Israel and otherwise regulate such meetings and proceedings as the Directors think fit. Subject to all of the other provisions of these Articles concerning meetings of the Board of Directors, the Board of Directors may meet by audio or video conference so long as each Director participating in such call can hear, and be heard by, each other Director participating in such call.

56.2.

Any Director may at any time, and the Secretary, upon the request of such Director, shall, convene a meeting of the Board of Directors, but no less than three (3) business days’ written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting. Notice of a Board meeting may be given in writing, or by mail, email, or facsimile and shall include reasonable detail of the issues of such meeting.

57.	QUORUM.

57.1.

Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors (a “Quorum”) shall be constituted by the presence (in person, via audio or video conference, or by proxy) of the majority of Directors then in office who are lawfully entitled to participate in the meeting; provided, that no Quorum shall exist, other than in the event of an adjourned meeting, without the presence of at least two of the Investor Directors.

57.2.

Without derogating from the provisions of Article 42.1, if within an hour from the time appointed for the meeting a Quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the majority of the Directors present. At such adjourned meeting, any two (2) directors present in person, or represented by an Alternate Director who is present in person, shall constitute a Quorum. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

58.	CHAIRMAN OF THE BOARD OF DIRECTORS.

The Board of Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in its place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting. The office of the Chairman shall not, by itself, entitle the holder thereof to a second or casting vote.

59.	VALIDITY OF ACTS DESPITE DEFECTS.

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

GENERAL MANAGER

60.	GENERAL MANAGER.

60.1.

Subject to the provisions of Article 42, the Board of Directors may from time to time appoint one or more persons, whether or not Directors, as General Manager(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including Chief Executive Officer, Managing Director, General Manager(s), Director General or any similar or dissimilar title) and such duties, powers and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe and subject to the provisions of the Companies Law. Such appointment(s) may be either for a fixed term or without any limitation of time, and subject to the provisions of Article 42, the Board of Directors may from time to time (subject also to the provisions of the Companies Law, and of any contract between any such person and the Company) fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place or places.

60.2.

Subject to the resolutions of the Company’s Board of Directors, the management and the operation of the Company’s affairs and business in accordance with the policy determined by the Company’s Board of Directors shall be vested in the General Manager, in addition to all powers and authorities of the General Manager, as specified in the Companies Law. Without derogating from the above, all powers of management and executive authorities which were not vested by the Companies Law or by these Articles in another organ of the Company shall be vested in the General Manager, subject to the resolutions of the Company’s Board of Directors.

MINUTES; RIGHTS OF SIGNATURE AND STAMP

61.	MINUTES.

61.1.

The Board of Directors shall cause minutes of each general meeting and of each meeting of the Board of Directors to be duly recorded and entered in books provided for that purpose. Such minutes shall set forth the names of the persons present at the meeting and all the proceedings and resolutions adopted thereat.

61.2.

Any minutes as aforesaid, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

62.	RIGHTS OF SIGNATURE AND STAMP.

62.1.

Subject to the provisions of Article 42.1, the Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.

62.2.	The Company shall have at least one official stamp for affixing on documents, and the General Manager shall provide for the safe custody of such official stamp.

DIVIDENDS

The provisions of Articles 63-73 below shall be subject to, and without derogating from, the provisions of Article 10 herein.

63.	DECLARATION OF DIVIDENDS.

The Board of Directors may from time to time declare and cause the Company to pay dividend, subject to the Companies Law. The Board of Directors shall determine the time for payment of such dividends, and the record date for determining the Shareholders entitled thereto; provided, that such date shall not be prior to the date of the resolution to distribute the dividend and no Shareholder who shall be registered in the Register of Shareholders with respect to any shares after the record date so determined shall be entitled to share in any such dividend with respect to such shares.

64.	FUNDS AVAILABLE FOR PAYMENT OF DIVIDENDS.

No dividend shall be paid other than out of the profits of the Company. No dividend shall be payable in excess of the amount determined by the Board of Directors.

65.	AMOUNT PAYABLE BY WAY OF DIVIDENDS.

Prior to a Qualified IPO, in the event that dividends are declared and distributed, then such dividends shall be paid to the shareholders only with respect to of issued and outstanding and fully paid up shares pursuant to the provisions of, and in accordance with the liquidation preference set forth in, Article 10.2 herein.

66.	PAYMENT IN SPECIE.

Upon the declaration of a dividend in accordance with Article 63, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

67.	CAPITALIZATION OF PROFITS, RESERVES, ETC.

Upon approval by the Board of Directors, the Company:

67.1.

may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such Shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued share or debentures or debenture stock; and

67.2.	may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in the said capitalized sum.

68.	IMPLEMENTATION OF POWERS UNDER ARTICLES 66 AND 67.

For the purpose of giving full effect to any resolution under Articles 66 and 67, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any Shareholders upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors. Where requisite under the Companies Law, a proper contract shall be filed, and the Board of Directors may appoint any person to sign such contract on behalf of the persons entitled to the dividend or capitalized fund.

69.	DEDUCTIONS FROM DIVIDENDS.

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

70.	RETENTION OF DIVIDENDS.

70.1.

The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

70.2.

The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 24 or 25, entitled to become a shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a shareholder in respect of such share or shall transfer the same.

71.	UNCLAIMED DIVIDENDS.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

72.	MECHANICS OF PAYMENT.

Any dividend or other moneys payable in cash in respect of a share may be paid by check or warrant sent through the post to, or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may be writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check or warrant shall be sent at the risk of the person entitled to the money represented thereby.

73.	RECEIPT FROM A JOINT HOLDER.

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

ACCOUNTS

74.	BOOKS OF ACCOUNT.

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law, and of any other applicable law. Such books of account shall be kept at the Office, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No Shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company.

75.	AUDIT.

At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

76.	AUDITORS.

The appointment, authorities, rights and duties of the Auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

NOTICES

77.	NOTICES.

77.1.

Any written notice or other document may be served by the Company on any shareholder either personally or by sending it by prepaid registered mail, facsimile, or e-mail addressed to such shareholder at his address as described in the Register of Shareholders or such other address as he may have designated in writing for the receipt of notices and other documents.

77.2.

Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary or the General Manager of the Company at the Office or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

77.3.

Any such notice or other document, shall be deemed to have been served on two (2) business days after it has been posted (seven (7) business days if sent to a place not located on the same continent as the place from where it was posted), or when actually received by the addressee if sooner than two days or seven days, as the case may be, after it has been posted, or when actually tendered in person, to such Shareholder (or to the Secretary or the General

Manager), or one business day after transmission if it has been sent by cablegram, facsimile, email or other electronic means with electronic confirmation of delivery or when actually received by such shareholder (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 77.

77.4.

All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

77.5.

Any shareholder whose address is not specified in the Register of Shareholders, and who shall not have designated an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

77.6.

Subject to applicable law, any Shareholder, Director or any other person entitled to receive notice in accordance with these Articles or law, may waive notice, in advance or retroactively, in a particular case or type of cases or generally, and if done so, notice will be deemed as having been duly served, and all proceedings or actions for which the notice was required will be deemed valid.

77.7.

Any person entitled to a share by operation of law or by transfer, transmission or otherwise, will be bound by any notice served with respect to such shares prior to his being registered in the Register of Shareholders as owner of the shares.

INSURANCE AND INDEMNITY

78.	INSURANCE.

Subject to the provisions of the Companies Law and to the extent permitted under law, and subject further to Article 81, the Company may enter into a contract for the insurance of all or part of the liability of any Officer imposed on him in consequence of an act which he has performed by virtue of being an Officer, including, in respect of one of the following:

78.1.	a breach of his duty of care to the Company or to another person;

78.2.	a breach of his fiduciary duty to the Company; provided that the Officer acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

78.3.	a monetary liability imposed on him in favor of another person;

78.4.

a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees; and

78.5.	any other circumstances arising under the law with respect to which the Company may, or will be able to, insure an Officer of the Company.

79.	INDEMNITY.

79.1.

Subject to the provisions of the Companies Law and to the extent permitted under any applicable law, and subject further to Article 81, the Company may indemnify an Officer, retroactively, in respect of any liability or expense for which indemnification may be provided under the Companies Law, including the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

79.1.1.

a monetary liability imposed on an Officer pursuant to a court judgment in favor of a third party (excluding the Company or a subsidiary of the Company, directly or by way of a derivative action), including a judgment imposed on such Officer in a compromise or in an arbitration decision approved by a competent court;

79.1.2.

reasonable litigation expenses, including attorney’s fees, which were incurred by such Officer in consequence of an investigation or proceeding conducted against him by an authority authorized to conduct such an investigation or proceeding, which was either (i) “concluded without the filing of an indictment” (as defined in Section 260(a)(1A) of the Companies Law) against such Officer and without the imposition thereon of any “monetary obligation in lieu of a criminal proceeding” (as defined in Section 260(a)(1A) of the Companies Law), or (ii) “concluded without the filing of an indictment” against such Officer but with the imposition thereon of a “monetary obligation in lieu of a criminal proceeding” for an offense that does not require a proof of mens rea element, or in connection with a financial sanction;

79.1.3.

reasonable litigation expenses, including attorneys’ fees, incurred by such Officer, or which were imposed on him by court, (i) in a proceeding instituted against such Officer by the Company or on its behalf or by a third party, or (ii) as in a criminal indictment of which he was acquitted, or (iii) in a criminal indictment of which he was convicted of an offense which does not require proof of mens rea element;

79.1.4.

a payment which the Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1(a) of the Securities Law, and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees; and

79.1.5.	any other event, occurrence or circumstances in respect of which the Company may lawfully indemnify an Officer of the Company.

79.2.

Subject to the provisions of the Companies Law and to the extent permitted under law, and subject further to Article 81, the Company may undertake to indemnify an Officer, in advance, in respect of the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

79.2.1.

As set forth in Article 79.1.1, provided that the undertaking to indemnity shall be limited to events which the Board of Directors believes are predictable in light of the Company’s business de facto at the time the undertaking to indemnify is granted, and to amounts or criterion that the Board of Directors had determined to be reasonable in the circumstances, and that the undertaking to indemnity shall specify such predictable event and the amounts or criterion so determined.

79.2.2.	As set forth in Articles 79.1.2 to 79.1.3, and to the extent permitted by law, in Article 79.1.4 and 79.1.5.

80.	RELEASE.

Subject to the provisions of the Companies Law and to the extent permitted under law, and subject further to Article 81, the Company may release, in advance, an Officer from all or any part of the liability due to damages arising out of the breach of duty of care towards the Company; provided however, that the Company may not exempt in advance a director from his/her/its liability for damages resulting from a breach of his/her/its duty of care to the Company in a “Distribution” (as defined in the Companies Law).

81.	GENERAL.

81.1.

Notwithstanding anything to the contrary contained herein and subject to applicable law, these Articles are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification:

81.1.1.	in connection with any person who is not an Officer, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Officer; and/or

81.1.2.	in connection with any Officer to the extent that such insurance and/or indemnification is not specifically prohibited under law;

provided that if the Company has an Audit Committee, the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Audit Committee of the Company.

81.2.

Notwithstanding anything to the contrary in these Articles or any other agreement or instrument, the Company shall not insure, indemnify or release the Officer with respect to events or circumstances for which insurance, indemnification or release are not permitted under law.

82.

Any amendment to the Companies Law or other applicable law adversely affecting the right of any Officer to be indemnified, insured or released pursuant to Articles 78 to 81 above shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

83.

To the fullest extent permitted by law, the Company renounces, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any holder of Preferred Shares or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

WINDING UP

84.

Subject to the provisions of Article 10.2 herein, if the Company be wound up, then, subject to applicable law and to the rights of the holders of shares with priority and preference rights upon winding up, the assets of the Company available for distribution among the Shareholders as such shall be distributed to the Shareholders in proportion to their respective holdings of the shares in respect of which such distribution is being made.

********************